UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

    HENRY COUNTY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary

HENRY COUNTY BANCSHARES, INC.

4806 N. HENRY BOULEVARD

STOCKBRIDGE, GEORGIA 30281

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders of Henry County Bancshares, Inc., the holding company for The First State Bank. At the meeting, we will report on our performance in 2009 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and we look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 18, 2010 at 6:30 p.m. at our office at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281 for the following purposes:

1.	To elect the 2010 Board of Directors;

2.	To approve an Amendment to the Articles of Incorporation of the Company;

3.	To approve the Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan; and

4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 9, 2010 are entitled to attend and vote at the meeting.

Please use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to Anita Jarvis at the above listed address, as promptly as possible in the envelope provided.

By Order of the Board of Directors,

David H. Gill
President and Chief Executive Officer

April     , 2010

Stockbridge, Georgia

Preliminary

HENRY COUNTY BANCSHARES, INC.

4806 N. HENRY BOULEVARD

STOCKBRIDGE, GEORGIA 30281

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 18, 2010

Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set April 9, 2010 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 14,245,690 shares of common stock outstanding as of April 9, 2010. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

In voting for the proposal to elect ten directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Any other matter which may be submitted to shareholders at the meeting will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

In voting for the proposal to approve the Amendment to the Articles of Incorporation of Henry County Bancshares, Inc. (Proposal 2), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and Henry County Bancshares’ Articles of Incorporation. The affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Henry County Bancshares. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

In voting for the proposal to approve Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan (Proposal No. 3), you may vote in favor of, or against the proposal, or may abstain from voting. The vote required to approve Proposal No. 3 is governed by Georgia law and is a majority of the outstanding shares entitled to vote, provided a quorum is present. Abstentions and broker non-votes are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same effect as a vote against such proposal.

Our directors and executive officers hold 1,697,089 shares of Henry County Bancshares, Inc. stock, or approximately 11.79% of all outstanding stock, and we believe that all of those shares will be voted in favor of all three proposals.

When you sign the proxy card, you appoint David H. Gill or William C. Strom, Jr. as your representative at the meeting. Mr. Gill and Mr. Strom, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Strom will vote your proxy “FOR” the election to the Board of Directors of all nominees listed below under Election of Directors, “FOR” approval of the proposed Amendment to the Articles of Incorporation of the Company, and “FOR” approval of the Henry County Bancshares, Inc.

2010 Restricted Stock Grant Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Gill or Mr. Strom will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 16, 2010.

NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

We have posted materials related to the 2010 annual meeting on the Internet. The following materials are available on the Internet at www.firststateonline.com

•	This proxy statement for the 2010 annual meeting.

•	The Company’s annual report on Form 10-K filed with the Securities and Exchange Commission.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Each member of the Board of Directors is elected each year so that the terms of the Board members expire at each annual meeting. The terms of the current directors will expire at the 2010 Annual Shareholders Meeting. Our current directors nominated for reelection are:

Paul J. Cates, Jr.	David H. Gill	William C. Strom, Jr.
Phillip H. Cook	Edwin C. Kelley, Jr.	Ronald M. Turpin
H.K. Elliott, Jr.	Mary Lynn E. Lambert	James C. Waggoner
G.R. Foster III

Mr. Robert O. Linch has announced his intention to retire and is not standing for reelection.

Shareholders will elect the nominees as directors at the meeting to serve a one year term, expiring at the 2011 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the 10 nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The Board of Directors recommends that you elect each of the 10 nominees as directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Strom will vote your proxy to elect each of the nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Gill or Mr. Strom will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees, each of whom has been a director of the Company and is also a director of The First State Bank.

Paul J. Cates, Jr. - President, Planters Warehouse and Lumber. The Board of Directors believes that Mr. Cate’s business and management experience makes him an excellent candidate for Director of the Company.

Phillip H. Cook - Certified Public Accountant, Retired Partner KPMG LLP. The Board of Directors believes that Mr. Cook’s experience as a certified public accountant makes him an excellent candidate for Director of the Company.

H. K. Elliott, Jr. - Owner, Elliott Construction Company. The Board of Directors believes that Mr. Elliott’s experience in construction and management makes him an excellent candidate for Director of the Company.

G. R. Foster, III - Dentist. Mr. Foster’s business and management experience makes him an excellent candidate for Director of the Company.

David H. Gill - Mr. Gill has served as President of the Bank and of the Company since 2000. Prior to that time he served as Executive Vice President of the Bank and Vice President of the Company. Mr. Gill’s extensive experience in the banking industry and at the Bank and the Company makes him an excellent candidate for Director of the Company.

Edwin C. Kelley, Jr. - Owner, Buddy Kelley Properties. The Board of Directors believes that Mr. Kelley’s experience in commercial real estate and management makes him an excellent candidate for Director of the Company.

Mary Lynn E. Lambert - Co-owner of a sand and gravel business. Ms. Lambert’s business and management experience makes her an excellent candidate for Director of the Company.

William C. Strom, Jr. - Mr. Strom has served as Executive Vice President and Chief Credit Officer of the Bank since 2000 and Secretary of the Company since 1997. Mr. Strom served as Vice President of the Bank from 1995 to 2000. Mr. Strom’s extensive experience in the banking industry and at the Bank and the Company makes him an excellent candidate for Director of the Company.

Ronald M. Turpin - Retired builder. Mr. Turpin’s business and management experience makes him an excellent candidate for Director of the Company.

James C. Waggoner - Owner, Stockbridge Veterinary Hospital. Mr. Waggoner’s business and management experience makes him an excellent candidate for Director of the Company.

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION OF HENRY COUNTY BANCSHARES, INC

At its regular meeting on March 11, 2010, our Board of Directors voted to adopt, subject to the approval of two-thirds of the holders of all classes of stock entitled to vote in the election of directors, an Amendment to the Articles of Incorporation of Henry County Bancshares, Inc. The Amendment will increase the authorized shares of common stock of the Company from thirty million to fifty million. The increase in authorized shares will provide the Company with greater flexibility in implementing certain transactions such as public and private stock offerings, stock splits, acquisitions and future listing on a national securities exchange. The par value will also be changed from $2.50 to $.10 per share. The change in par value has no effect on the stock’s value in the market.

The proposed Amendment would delete current Article V and replace it with the following Article V:

“ARTICLE V

The Corporation shall have authority, acting by its board of directors, to issue not more than Fifty Million (50,000,000) shares of Common Stock. Each issued and unissued share to have a par value of $.10. All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be non-assessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.”

Shareholder Approval Required

The affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Henry County Bancshares, Inc. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF HENRY COUNTY BANCSHARES, INC.

PROPOSAL NO. 3: APPROVAL OF HENRY COUNTY BANCSHARES, INC

2010 RESTRICTED STOCK GRANT PLAN

The Board of Directors recommends that shareholders approve the Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan.

At its March 11, 2010 board meeting, the Board of Directors voted to adopt, subject to the approval of a majority of our shareholders at the 2010 Annual Meeting, the Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan. The text of this plan is attached to this proxy as Appendix C. The plan enables our Board of Directors, or a committee thereof, to grant up to 750,000 shares of Henry County Bancshares, Inc.’s common stock to directors, key officers and employees of Henry County Bancshares, Inc. and our subsidiaries. This amounts to 1.5% of proposed authorized shares. The purpose of this plan is to provide a mechanism for directors and executive officers to exchange existing deferred compensation plan payment obligations and director fees for restricted stock instead of cash and to induce key individuals who render services that contribute materially to our success to remain with us for the long term. The conversion of the deferred compensation plans to restricted stock will provide increased capital to the Company as the existing liability will be eliminated in exchange for the grants of restricted stock.

Our Board of Directors, or its designated committee, will have the sole authority over all administration matters of the plan. The grant price for shares issued under the plan will be the fair market value, as determined by the Board of Directors of Henry County Bancshares, Inc. stock on the dates granted. The term of the plan will be ten years after the effective date, unless terminated earlier, and no shares may be granted under this plan after the ten-year period. The Company will receive no consideration upon granting the shares.

Shares that are granted will vest over a three year period. The Company will expense monthly the value of the shares granted during the three year vesting period. During the three year vesting period and under conditions set forth in Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan, the shares are subject to forfeiture. Said restrictions shall lapse with respect to the shares awarded pursuant to a Restricted Stock Award, on the date three years after the Restricted Stock Award is made, but only if on the date the restrictions are to lapse the recipient has been an employee of the Company continuously from the time of the Restricted Stock Award to such date of lapse. Once shares become fully vested the grantee will report as income the fair market value of the shares at the time the shares were granted, while the Company will receive a tax deduction for a like amount. The Board has the discretion to waive the vesting period.

The 2010 plan may be terminated or amended by our Board of Directors at any time, except that Restricted Stock Awards then outstanding shall not be adversely affected thereby without the written consent of the respective recipients holding such award. The Board may make such amendments to the plan as it shall deem advisable except that the approval by a majority of the Company’s stockholders, present or represented at a meeting duly held in accordance with the laws of Georgia shall be required for any amendment which would increase the maximum number of shares of common stock available to exceed its current proportion of 1.5% of the authorized stock of the Company.

The vote required for approval of the plan is governed by Georgia law and is a majority of the outstanding shares entitled to vote, provided a quorum is present. Abstentions and broker non-votes are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same effect as a vote against the proposal. No actions have yet been taken to determine grants to be made from this plan.

Shareholder Approval Required

Subject to shareholders approval, the Board of Directors, or its designated committee, according to the governing provisions in the plan document, will determine future grants made from the plan. Please refer to Appendix C for a complete copy of the proposed plan.

The Board of Directors recommends that you vote “FOR” the proposal to approve Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan.

DESCRIPTION OF BUSINESS

General

Henry County Bancshares, Inc. (the “Company”), headquartered in Stockbridge, Georgia, is a Georgia business corporation which operates as a bank holding company. The Company was incorporated on June 22, 1982 for the purpose of reorganizing The First State Bank (the “Bank”) to operate within a holding company structure. The Bank is a wholly owned subsidiary of the Company.

The Company’s principal activities consist of owning and supervising the Bank, which engages in a full service commercial and consumer banking business, as well as a variety of deposit services provided to its customers. The Company has also conducted mortgage lending operations through the Bank’s wholly owned subsidiary, First Metro Mortgage Company (“First Metro”), which provided the Bank’s customers with a wide range of mortgage banking services and products. Until December 15, 2009 when it suspended operations, First Metro, also located in Stockbridge, provided mortgage loan origination services in the same primary market area as the Bank. The Bank intends on keeping the licensing in place for First Metro and possibly resuming mortgage operations in the future.

The Company, through the Bank, derives substantially all of its income from the furnishing of banking and banking related services.

The Company directs the policies and coordinates the financial resources of the Bank. The Company provides and performs various technical and advisory services for its subsidiaries, coordinates their general policies and activities, and participates in their major decisions.

The First State Bank, Stockbridge, Georgia

The Bank was chartered by the Georgia Department of Banking and Finance in 1964. The Bank operates through its main office at 4806 North Henry Boulevard, Stockbridge, Georgia, as well as six (6) full service branches located at 1810 Hudson Bridge Road in Stockbridge, 295 Fairview Road in Ellenwood, 114 John Frank Ward Boulevard in McDonough, 4979 Bill Gardner Parkway in Locust Grove, 2316 Highway 155 in McDonough and 1908 Highway 81 East in McDonough. The Bank owns two lots for the construction of future branches, one at the intersection of Chambers Road and Jonesboro Road in Henry County, as well as one in Butts County located at 620 W. Third Street in Jackson. The Company owns an additional parcel of real estate adjacent to its main office location in Stockbridge, Georgia, upon which is situated a small house leased to an unaffiliated insurance company.

The Bank engages in a full service commercial and consumer banking business in its primary market area of Henry County and surrounding counties, as well as a variety of deposit services provided to its customers. The Bank offers on-line banking services to its customers. Checking, savings, money market accounts and other time deposits are the primary sources of the Bank’s funds for loans and investments. The Bank offers a full complement of lending activities, including commercial, consumer installment, real estate, home equity and second mortgage loans, with particular emphasis on short and medium term obligations. Commercial lending activities are directed principally to businesses whose demands for funds fall within the Bank’s lending limits. Consumer lending is oriented primarily to the needs of the Bank’s customers. Real estate loans include short term acquisition and construction loans.

The Bank focuses primarily on residential and commercial construction loans, commercial loans secured by machinery and equipment with a developed resale market, working capital loans on a secured short term basis to established businesses in the primary service area, home equity loans of up to 80% of the current market value of the underlying real estate, residential real estate loans of up to 90% of value with adjustable rates or balloon payments due within five (5) years, and loans secured by savings accounts, other time accounts, cash value of life insurance, readily marketable stocks and bonds, or general use machinery and equipment for which a resale market has developed. The Bank makes both secured and unsecured loans to persons and entities which meet criteria established by the Bank and the executive committee. Approximately 95% of the Bank’s loan portfolio is concentrated in loans secured by real estate, most of which is located in the Bank’s primary market area. The Bank, as a matter of state law, does not generally extend additional credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $5,400,000. Subsequent to year end, the State of Georgia enacted new legislation that has been signed into law by the governor which allows banks to renew existing debt that would exceed the statutory capital limit subject to certain limitations.

The lending policies and procedures of the Bank are periodically reviewed and modified by the Board of Directors of the Bank in order to ensure risks are acceptable and to protect the Bank’s financial position in the market. Among other services offered are drive-up windows, night deposits, safe deposits, traveler’s checks, credit cards, cashier’s checks, notary public and other customary bank services. The Bank does not offer trust services.

The Bank maintains correspondent relationships with SunTrust Bank, the Federal Home Loan Bank of Atlanta, Fifth-Third Bank, and the Federal Reserve Bank of Atlanta. These banks provide certain services to the Bank such as investing excess funds, wire transfer of funds, safekeeping of investment securities, clearing electronic transactions, loan participation and investment advice.

The banking business in and around Henry County, Georgia is highly competitive and includes certain major banks which have acquired formerly locally owned institutions. These banks have considerably greater resources and lending limits than the Bank. In addition to commercial banks and savings banks, the Bank competes with other financial institutions, such as credit unions, agricultural credit associations, and investment firms which provide services similar to checking accounts and commercial lending. The Bank competes with numerous institutions within the primary service areas, including local branches of Bank of America, SunTrust Bank, Wachovia and BB&T. As of June 30, 2009, the latest information available, the Bank held approximately 31.80% of the deposit accounts in the Henry County area. Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

The Bank relies substantially on personal conduct of its officers, directors and shareholders, as well as a broad product line, competitive services, and a local advertising campaign and promotional activities to attract business and to acquaint potential customers with the Bank’s personal services. The Bank’s marketing approach emphasizes the advantages of dealing with an independent, locally owned and headquartered commercial bank attuned to the particular needs of small to medium size businesses, professionals and individuals in the community.

A history of the Bank’s financial position and results of operations at and for the fiscal years ended December 31, 2009, 2008 and 2007, is as follows:

	2009	2008	2007
(in thousands)
Total Assets	$614,464	$656,246	$719,528
Total Deposits	$586,100	$591,106	$626,781
Net earnings (loss)	$(36,594)	$(14,165)	$8,858

First Metro Mortgage Co.

First Metro Mortgage Co. was formed in 1985 to provide mortgage loan origination services in the same primary market area as the Bank. It was merged into and became a subsidiary of The First State Bank, effective July 1, 2003. Its offices are located at the Bank’s branch facility on Hudson Bridge Road in Stockbridge, Georgia. First Metro initiates long term mortgage loans but immediately sells those loans in the secondary market to investors pursuant to agreements between the investors and First Metro prior to funding. All loans are sold without recourse, and the Bank does not retain servicing rights or obligations with respect to those loans. First Metro realized a net loss of $ 76,919 in 2009 compared to a net loss of $149,874 for 2008, and a net loss of $121,124 in 2007. First Metro suspended operations on December 15, 2009. The Bank intends on keeping the licensing in place for First Metro and possibly resuming mortgage operations in the future.

Employees

As of December 31, 2009, the Bank had 107 full-time employees and 10 part-time employees. None of the Bank’s employees are represented by a collective bargaining group. The Bank considers its relationships with its employees to be good.

Supervision and Regulation

Written Agreement with the Regulators. Since January 6, 2009, the Bank has operated under a Memorandum of Understanding (“MOU”) with the Georgia Department of Banking and Finance, (the “DBF”) and the Federal Deposit Insurance Corporation (the “FDIC”). The MOU, which relates primarily to the Bank’s asset quality and loan loss reserves, requires that the Bank submit plans and reports to the DBF and FDIC (the “Supervisory Authorities”) regarding its loan portfolio and profit plans, among other matters. The MOU also requires that the Bank maintain its Tier 1 Leverage Capital ratio at not less than 8% and an overall well-capitalized position as defined in applicable FDIC rules and regulations during the life of the MOU. Additionally, the MOU requires that, prior to declaring or paying any cash dividends, the Bank must obtain the prior written consent of the Supervisory Authorities. The Bank believes it is in compliance with all items outlined in the MOU except the minimum capital requirements. In addition to the MOU, on March 12, 2009, the Board of Directors of the Company adopted a board resolution (the “Resolution”) proposed by the Federal Reserve Bank of Atlanta (the “FRB-Atlanta”) to not incur additional indebtedness, pay cash dividends or repurchase outstanding stock without prior regulatory approval.

As a result of examination findings in mid 2009 by the Supervisory Authorities, it is anticipated that the Bank’s Directors will enter into a Consent Order (the “Order”) with the Supervisory Authorities to improve the condition of the Bank. Specifically, the Order as currently contemplated requires: increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio; adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%;

establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits; prior Supervisory Authority approval to pay cash dividends or Board of Director compensation; and adoption of an annual strategic plan and budget. The Order also will establish both a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order. Most of the provisions of the proposed Order are already being addressed by management, thus it is not contemplated that the Order will significantly change how the Bank is currently being operated. However, there can be no assurance that the bank will be successful in meeting all of the requirements of the Order.

If we fail to adequately address, or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order. An ongoing failure to adequately address or make substantial progress towards addressing the concerns of our regulators could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

General

There is no established public trading market for the Company’s common stock. It is not traded on an exchange or in the over-the-counter market. There is no assurance that an active market will develop for the Company’s common stock in the future. Therefore, management of the Company is furnished with only limited information concerning trades of the Company’s common stock. The following table sets forth for each quarter during the most two recent fiscal years the number of shares traded and the high and low per share sales price to the extent known to management.

YEAR 2009	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	850	$12.00	$12.00
Second Quarter	None	N/A	N/A
Third Quarter	15,110	undisclosed	undisclosed
Fourth Quarter	1,102	$8.00	$8.00

YEAR 2008	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	102,091	$13.50	$11.00
Second Quarter	52,570	$13.50	$11.00
Third Quarter	13,121	$13.50	$12.00
Fourth Quarter	6,330	$13.50	$10.50

The Company has historically paid dividends on an annual basis. Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors. The Company’s ability to pay dividends is dependent on cash dividends paid to it by the Bank. In addition, as a result of the MOU, Resolution, and proposed Order we are not permitted to declare or pay any dividend without the prior written approval of our Supervisory Authorities. As a result, we currently cannot declare a dividend on our common shares. We do not expect to be granted a waiver or be released from this restriction until our financial performance and capital ratios improve significantly. Assuming our Supervisory Authorities permit us to pay dividends in the future, our ability to pay dividends will be limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The following table sets forth cash dividends which have been declared and paid by the Company since January 1, 2007. There were no cash dividends paid in 2009.

Cash Dividends Declared Per Share

	2009	2008	2007
First Quarter	$-	$0.06	$0.06
Second Quarter	$-	$0.06	$0.06
Third Quarter	$-	$0.03	$0.06
Fourth Quarter	$-	$-	$0.10

Total	$-	$0.15	$0.28

As of February 23, 2010, 14,245,690 shares of common stock were outstanding and held of record by approximately 550 persons.

The holders of the Company’s common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available. Funds for the payment of dividends of the Company are primarily obtained from dividends paid by the Bank.

There are no shares of the Company’s common stock that are subject to outstanding options or warrants to purchase, or that are convertible into, common equity of the Company.

EXECUTIVE COMPENSATION

The Summary Compensation Table below identifies the compensation levels of certain executive officers of the Company.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	All other Compensation		Total
David H. Gill	2009	$282,620	$-	$53,369	(1)	$335,989
CEO	2008	$285,050	$11,402	$65,714	(1)	$362,166

William C. Strom, Jr.	2009	$206,043	$-	$29,465	(2)	$235,508
Executie Vice President	2008	$208,124	$8,325	$37,866	(2)	$254,315

Charles W. Blair, Jr.	2009	$66,750	$-	$3,500	(3)	$70,250
Executive Vice President & CFO

M. Debra Walker	2009	$112,444	$-	$1,729	(4)	$114,173
Senior Vice President & Chief Operations Officer	2008	$113,580	$4,401	$1,610	(4)	$119,591

(1)

Includes director’s fees of $30,250 in 2009 and $33,000 in 2008. Also includes liability incurred by the Company for the Employee’s Salary Continuation Plan in the amount of $18,369 in 2009 and $28,114 in 2008. 401(k) match for 2009 was $4,750, and in 2008 was $4,600. There was not a Profit Sharing Contribution in 2009 and 2008.

(2)

Includes director’s fees of $13,750 in 2009, and $15,000 in 2008. Also includes liability incurred by the Company for the Employee’s Salary Continuation Plan in the amount of $12,246 in 2009 and $18,742 in 2008. 401(k) match for 2009 was $3,469, and in 2008 was $4,124. There was not a Profit Sharing Contribution in 2009 and 2008.

(3)	Mr. Blair joined the company on August 17, 2009 and salary and all other compensation are from that point until the end of the year. Other compensation includes an automobile allowance of $3,500.

(4)	Includes 401(k) match of $1,729 in 2009, and $1,610 for 2008. There was not a Profit Sharing Contribution in 2009 and 2008.

Not included in Other Compensation:

	Year	Medical		Dental	Life Ins Premium
David H. Gill	2009	$5,629		$317	$1,088
	2008	$5,048		$317	$1,145

William C. Strom, Jr.	2009	$6,657		$317	$1,052
	2008	$6,035		$317	$1,145

Charles W. Blair, Jr.	2009	$560	(a)	n/a	$280

M. Debra Walker	2009	$1,680	(a)	n/a	$842
	2008	$1,680	(a)	n/a	$947

(a)	Annuity payment in lieu of Company provided Medical and Dental benefits.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year
David Gill	$11,250	$-	$7,119	$-	$250,263
William Strom	$7,500	$-	$4,746	$-	$166,842

The Company recognizes that an important reason for its success is its ability to attract and retain executive and senior management that can lead the daily operations of the Company in accordance with the policy guidelines of the Board. The management team of the Company must effectively carry out those programs that are required for the Company to meet its short term objectives, as well as reach its long term strategic goals. An effective and comprehensive compensation program is an important component of the overall strategy for management recruitment and retention. The compensation program should be fair, reasonable and competitive in the Company’s market environment.

The Company has established a Senior Management Compensation Committee (the “Committee”) which is charged with developing compensation strategies and making compensation policies for executive officers. The Committee makes compensation recommendations to the Board of Directors (the “Board”), which has adopted those recommendations without alteration. The Committee directs the executive compensation policy for the Company and its wholly owned subsidiary, The First State Bank. The Committee is composed solely of independent directors and has available to it such resources as it feels are necessary to ensure that the compensation levels are competitive in the market. The Committee may interview senior and executive management to determine those compensation issues that are most effective in meeting the Company’s objectives. The Committee consults with legal counsel as necessary and other such outside advisors as it deems proper to ensure availability of the appropriate information to assist in its deliberations. The Committee takes into consideration the experience level of the executives and their overall importance to the strategic initiatives the Company may undertake. The Committee typically makes two separate recommendations to the Board for executive compensation adjustments. The first recommendation, in the early part of the year, is to grant any adjustment in the base salary of the senior executives. The second major recommendation to the Board is a recommendation for annual bonus compensation based on performance for the year.

The elements of the compensation program are designed to attract and retain management best suited to the Company. The program is also crafted to provide a mechanism to align the interests of the management with those of the Company. A third goal of the compensation program is to reward executives for reaching or exceeding stated goals, while monitoring the compensation policies to insure proper risk management.

The Company includes a number of components in its compensation program. These components include cash, non-cash benefits, retirement programs, insurance protection and perquisites. Cash is used for base salary and for regular annual bonus purposes. Cash bonuses are typically paid based on the performance of the Company as a whole and the evaluated performance of each individual manager. Non-cash benefits include vacation, sick and personal day allowances. Retirement programs include profit sharing contributions, matching contributions to a 401(k) program and deferred compensation arrangements. Insurance protection includes health insurance for the manager (with the availability of dependent coverage at the executive’s expense), life insurance, both short and long term disability insurance and other health related group insurance coverage available at the executive’s expense. Perquisites include the use of a company vehicle for business and personal travel, routine expense reimbursements for business related activities, educational opportunities and social memberships.

The Committee meets as needed to review the Company’s objectives for the year and the performance of executive and senior management in meeting those objectives. The Committee also reviews industry comparisons of compensation, as well as related industry resources, such as information from outside accountants and auditors. These outside sources provide the Committee with a framework to evaluate the trend in bank executive compensation as well as to provide the Committee with defined local standards to determine competitive compensation components. The Committee does not use these surveys as a template for compensation decisions for salary ranges or to establish salaries, but rather as a resource to validate or redefine the assumptions of the Committee. From these resources the Committee determines if the Company’s executive compensation is consistent with comparable financial institutions located in its geographical location.

The Committee has wide discretion in its evaluation of executive management’s performance and the most effective manner in which to reward performance. There were no specific targets provided to management with defined benefits upon meeting those targets. However, the Company did adopt overall goals and targets independent from the Committee. The Committee did establish general criteria upon which to evaluate and reward performance. The Committee evaluates performance of the Company for the year relative to peer groupings, such as may be available from the FDIC in the form of call reports or Uniform Bank Performance Reports, with special emphasis on core deposit growth, loan growth, expense controls, audit controls, earnings and stock pricing, all of which are metrics which characteristically can enhance shareholder value. Deposit growth, earnings and stock value in a difficult market for peer group financial stocks were the greatest contributing components in determining year-end bonus awards. The Committee reviewed the Company performance in each of the areas as outlined above. The Committee made the determination that the performance of the Company did not justify any routine salary increases to members of senior management during the 2009 year. In addition, in keeping with recommendations of the Expense Control Committee of the Board, in the fourth quarter, the Committee adopted the recommendations that senior management compensation be reduced by 6% in cash compensation, and that other perquisites be reduced as well.

Accordingly, the Board eliminated or reduced insurance benefits, suspended all contributions to the deferred compensation program, suspended all bonuses, eliminated matching 401(k) contributions, eliminated bank reimbursement of gasoline expenses for company owned vehicles, terminated social club memberships and eliminated attendance at educational seminars for senior management.

2009 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in Cash	All other Compensation	Total $
Paul J. Cates (1)(2)(3)	$17,500	$-	$17,500
Phillip H. Cook (3)(4)	$15,250	$-	$15,250
H. K. Elliott, Jr. (1)	$30,250	$-	$30,250
G. R. Foster, III (1)	$35,250	$-	$35,250
Edwin C. Kelley, Jr. (1)(2)	$33,000	$-	$33,000
Mary Lynn Lambert (1)(3)(5)	$16,400	$-	$16,400
Robert O. Linch	$19,000	$-	$19,000
Ronald M. Turpin (1)(2)(3)	$34,000	$-	$34,000
James C. Waggoner (3)	$14,750	$-	$14,750

(1)	Executive Committee Member

(2)	Other Real Estate Committee Member

(3)	Audit Committee Member

(4)	Chairman of the Audit Committee

(5)	Secretary to the Board

Effective November 1, 2009, the Board of Directors of the Bank reduced Bank Director fees across the board by 50%, except the fee paid to the Chairman of the Audit Committee. Effective November 1, 2009, each Board member is paid a monthly retainer of $625 per month, if they attend a minimum of 11 meetings. In addition, members of the Executive Committee are paid $750 per month. Audit committee members are paid $125 per quarter, except for the Chairman of the Committee who receives $250 per month. The members of the Other Real Estate Committee receive $125 per month. The Secretary to the Board receives an additional fee of $75 per month. None of the independent outside directors participate in any deferred compensation plans. There are no separate fees paid to Directors of Henry County Bancshares. Effective April 1, 2010, the Board has eliminated the payment of any director fees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

Please See Appendix A.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA, CONSOLIDATED FINANCIAL

STATEMENTS AND SUPPLEMENTAL DATA

Please see Appendix B.

Directors and Executive Officers

The Board of Directors of the Company is currently composed of the following eleven persons, each of whom serves for a term of one (1) year. Executive officers are elected annually by the Board of Directors and serve at the Board’s discretion.

The following table sets forth information with respect to the current directors, nominees and executive officers of the Company:

NAME	AGE	POSITION	YEAR FIRST ELECTED OR APPOINTED (1)
Paul J. Cates, Jr.	68	Director	2002
Phillip H. Cook	55	Director	2007
H. K. Elliott, Jr.	68	Director	1977
G. R. Foster, III	63	Director, Chairman	1999
David H. Gill	55	President, Director	1997
Edwin C. Kelley, Jr.	59	Director	1994
Mary Lynn E. Lambert	51	Director	2001
Robert O. Linch (2)	80	Director	1975
William C. Strom, Jr.	60	Executive Vice President of the Bank and Secretary of the Company, Director	2005
Ronald M. Turpin	65	Director	1999
James C. Waggoner	64	Director	1994
Charles W. Blair, Jr.	54	Chief Financial Officer	2009

(1)

Refers to the year the individual first became a director or executive officer of the Bank or Company. All directors of the Bank in June 1982 became directors of the Company when it was incorporated in June 1982.

(2)	Mr. Linch announced his intention to retire and not stand for reelection in 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

General

The following table sets forth, as of December 31, 2009, persons or groups who are known by the Company to own more than five percent (5%) of the Company’s common stock and, as of December 31, 2009, common stock ownership by directors and executive officers of the Company. Other than as noted below, management knows of no other person or group that owns more than five percent (5%) of the outstanding shares of common stock of the Company.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
Paul J. Cates, Jr. 863 McGarity Road McDonough, GA 30252	74,089 Shares	(2)
Phillip H. Cook 5000 Lakeridge Close McDonough, GA 30253	10,209 Shares	(2)
H. K. Elliott, Jr. 2865 Camp Branch Road Buford, Georgia 30519	207,293 Shares	1.43%
G. R. Foster, III 950 Turner Church Road McDonough, GA 30252	26,750 Shares	(2)
David H. Gill 109 Magnolia Place Stockbridge, GA 30281	135,502 Shares	(2)
Edwin C. Kelley, Jr. 1540 Dogwood Drive Greensboro, GA 30642	78,920 Shares	(2)
Mary Lynn E. Lambert 1409 Highway 42 S McDonough, GA 30252	115,050 Shares	(2)
Robert O. Linch 230 Darwish Drive McDonough, GA 30252	900,224 Shares	6.31%
William C. Strom, Jr. 156 Cotton Creek Drive McDonough, GA 30252	26,166 Shares	(2)
Ronald M. Turpin 812 Elliott Road McDonough, GA 30252	65,864 Shares	(2)
James C. Waggoner 268 Butlers Bridge Road McDonough, GA 30252	57,020 Shares	(2)
All directors, nominees and officers as a group (12 persons)	1,697,087 Shares	11.79%

(1)

Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

(2)	Less than 1% of the common stock outstanding.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

During the year ended December 31, 2009, the Board of Directors of the Company held five meetings and the Board of Directors of The First State Bank held twelve meetings. All of the directors of the Company and The First State Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served. All of the Directors, with the exceptions of David H. Gill and William C. Strom, Jr., are independent pursuant to the NASDAQ Stock Market Rules (“NASDAQ”) regarding independence standards.

Leadership Structure of the Board

In accordance with the Company’s Bylaws, the Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Currently, G. R. Foster, III serves as both Chairman of the Company and the Bank and David H. Gill serves as both Chief Executive Officer of the Company and the Bank and President of the Company and the Bank. The Board of Directors believes that separating the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and provides an effective leadership model for the Company. Because the Chairman is an independent director and in light of the active involvement by all independent directors, the Board of Directors has not specified a lead independent director at this time. The Board of Directors believes that the current structure of the Board of Directors is appropriate to effectively manage the affairs of the Company and the best interests of the Company’s stockholders.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below, but the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

Audit Committee

Henry County Bancshares, Inc. has an Audit Committee of the Board of Directors (the “Audit Committee”), which is comprised of five independent members, as independence for audit committee members is defined by the rules of NASDAQ. The Audit Committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements and audit results.

The names of each member of Henry County Bancshares, Inc.’s Audit Committee are: Directors Cates, Cook, Lambert, Turpin and Waggoner. Mr. Cook serves as Chairman of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was provided in the 2008 Proxy Statement. The Company does have an Audit Committee financial expert serving on its Audit Committee. Mr. Phillip H. Cook, a certified public accountant and retired partner with the accounting firm KPMG LLP, has been determined by the Board to meet the criteria for a financial expert as provided in the SEC’s regulations pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Cook is independent as defined by the rules of NASDAQ.

The Audit Committee met five times in 2009. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors.

Audit Committee Report

During the fiscal year 2009, Henry County Bancshares, Inc. retained its principal auditor, Mauldin & Jenkins, LLC, to provide audit and non-audit services. The Audit Committee has considered whether provisions of non-audit services by its principal auditor are compatible with maintaining auditor independence.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2009 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AU ‘ 380), Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountants their independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Henry County Bancshares, Inc.’ s Annual Report on Form 10-K for the year 2009 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:	Phillip H. Cook, Chairperson
Paul J. Cates, Jr.
Mary Lynn E. Lambert
Ronald M. Turpin
James C. Waggoner

Nominating Committee

Each year, the Chairman of the Board of Directors appoints a Nominating Committee to serve a one-year term. In 2009, the Nominating Committee was composed solely of independent Directors pursuant to NASDAQ rules. The members of the Nominating Committee are: Directors Elliott, Foster, Kelley, Linch, and Turpin. Director candidates are nominated by the Nominating Committee. The Committee does not currently have a formal written policy or process for identifying and evaluating director nominees. However, all director candidates must satisfy the requirements set forth by the Georgia Department of Banking and Finance and meet the following minimum criteria for a position on the Company’s Board of Directors: independence; highest personal and professional ethics and integrity; willing to devote sufficient time to fulfilling duties as a director; and impact on the diversity of the Board’s overall composition in terms of age, skills, experience in business, government and education. The Committee’s policy for consideration of a nominee recommended by shareholders is as follows: Shareholders who would like for an individual to be considered by the Nominating Committee should submit the proposed name to the committee for its consideration no later than October 1 of the calendar year preceding the next shareholder’s meeting. In order for the committee to consider the prospective nominee, a biographical summary and qualifications and such other information as must be disclosed to meet SEC reporting requirements must be provided. The Nominating Committee would then evaluate the proposed nominee using the criteria outlined above and would consider such a person in comparison to all other candidates. The Nominating Committee is not obligated to nominate any such individual for election. This information may be sent to The First State Bank, P. O. Box 928, 4806 N. Henry Boulevard, Stockbridge, Georgia. The nomination should be sent to the attention of the Chairman of the Board. No such shareholder nominations have been received by the Company for this Annual Meeting.

The Nominating Committee has a written charter, a copy of which was provided in the 2008 Proxy Statement. The charter is not available on the Company’s website. The charter was not amended in 2009.

Compensation Committee

Executive compensation is recommended to the full board by the Company’s Senior Management Compensation Committee (the “Compensation Committee”), which in 2009 consisted of Mary Lynn E. Lambert, Chairperson, Phillip H. Cook, H. K. Elliott, Jr., G. R. Foster, III, Edwin C. Kelley, Jr., and Robert O. Linch. The Compensation Committee met one time in 2009. The Committee is compromised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to NASDAQ rules.

The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value and effectively manage risk. Components of annual compensation include salary and bonus awards, long-term compensation, and equity based compensation. To this end, the Compensation Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interest of its shareholders, to encourage support of the Company’s long-term goals, to align the executive compensation to the Company’s performance, to attract and retain talented leadership and to encourage significant ownership of the Company’s common stock by executive officers.

No executive officers or consultants played any role in determining or recommending the amount or form of executive or director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors and to entities with which they are affiliated. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features. As of December 31, 2009 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $163,223. Also during 2009 and 2008, Buddy Kelley Properties acted as the Real Estate Broker on behalf of the Bank on the sales of certain parcels of foreclosed properties. In conjunction with these services Buddy Kelley Properties received compensation from the proceeds of the sales in the amount of $72,592 in 2009 and $5,000 in 2008.

In 2009, the Company paid $97,866 to Elliott Construction Company for grading and site work on foreclosed properties and properties that are not bank owned but have been essentially abandoned by the owners and are anticipated to be in foreclosure. The primary scope of the work was to remediate potential environmental issues that could have led to fines or excess charges by environmental regulatory authorities. Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest.

Legal Proceedings

During the previous ten (10) years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto or written representations of certain reporting persons furnished to the Company under Rule 16a-3(d) during 2009, no person who, at any time during 2009, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2009 fiscal year or previously.

Independent Public Accountant

The Company has selected the firm of Mauldin & Jenkins, LLC to serve as the independent auditors to the Company for the year ending December 31, 2009. The Company does not expect a representative from this firm to attend the annual meeting.

During fiscal years 2009 and 2008, the Company retained its principal auditor, Mauldin & Jenkins, LLC, to provide services in the following categories and amounts:

	2009	2008
Audit Fees (1)	$142,150	$160,860
Audit Related Fees (2)	14,920	18,054
Tax Fees (3)	12,000	12,400
All other fees	-	-

Total	$169,070	$191,314

(1)	Fees for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports.

(2)	Fees for the audit of the Company’s employee benefit plan

(3)	Fees for the preparation of federal and state income tax returns.

All non-audit services are pre-approved by the Audit Committee. None of the tax or expenses paid in connection with the principal accountant’s engagement for audited financial statements were attributable to work performed by persons other than the principal accountant’s employees.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

The Company’s principal accountant has not changed during the Company’s two (2) most recent fiscal years or any subsequent interim period. There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accounting or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

Shareholder Communications to the Board of Directors

Our Board of Directors has a long standing policy of providing a process for shareholders to send communications directly to the Board of Directors. Shareholders are informed if they want to send a communication to the Board or a particular director, they may either send it to David Gill’s attention or to the attention of the Chairman of the Board, and a mailbox is provided for the Chairman to receive sealed communications.

The Company does not have a formal policy on director attendance at the Company’s annual meeting; however all directors are encouraged to attend and the full board was in attendance at last year’s annual meeting.

Shareholder Proposals for the 2011 Annual Meeting of Shareholders

In order for shareholder proposals to be eligible for consideration by the Company for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting for the fiscal year 2010 (the 2011 Annual Meeting), they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 17, 2010. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company’s bylaws relating to shareholder proposals in order to be included in the Company’s proxy materials. Any shareholder who intends to propose any other matter to be acted upon at the 2011 Annual Meeting of Shareholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company no later than March 7, 2011. If notice is not provided by that date, the persons named in the Company’s proxy for the 2011 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2011 Annual Meeting.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: DAVID H. GILL, HENRY COUNTY BANCSHARES, INC., P. O. BOX 928, STOCKBRIDGE, GEORGIA 30281.

April     , 2010

TABLE OF APPENDICES

Appendix A    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Appendix B    Selected Financial Data, Consolidated Financial Statements and Supplemental Data

Appendix C    Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan

Appendix A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion is intended to provide insight into the financial condition and results of operations of the Company and its subsidiaries and should be read in conjunction with the consolidated financial statements and accompanying notes.

Since mid-2007, and continuing through 2009, the financial markets and economic conditions generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. Although the economic crisis was initially triggered by declines in home prices and the values of subprime mortgages, it soon spread to all residential construction and residential mortgages as property prices declined rapidly. The effect of the market and economic downturn also spread to other areas of the credit markets and in the availability of liquidity. The magnitude of these declines led to a crisis of confidence in the financial sector as a result of concerns about the capital base and viability of certain financial institutions. During this period, interbank lending and commercial paper borrowing fell sharply, precipitating a credit freeze for both institutional and individual borrowers. Unemployment has also increased significantly.

These events created serious concerns about the safety and soundness of the entire financial services industry. The recently enacted Emergency Economic Stabilization Act of 2008 was signed into law in response to the financial crisis affecting the banking system, financial markets and economic conditions generally. Pursuant to EESA, The United States Department of the Treasury (“Treasury”) has the authority under the Troubled Asset Relief Program (“TARP”) to purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. Treasury announced the Capital Purchase Program under TARP pursuant to which it has purchased and will continue to purchase senior preferred stock in participating financial institutions. These actions have been followed by numerous other actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, Treasury, the Federal Deposit Insurance Corporation, the SEC and others to address the current crisis, including the implementation of the American Recovery and Reinvestment Act of 2009.

The South Metropolitan Atlanta area and especially the Henry County economy has deteriorated along with the national economy due to depressed housing sales and real estate values as well as significant local job losses due to reductions in construction and land development activity. The downturn experienced in our market area has been greater than that nationally because of the area’s significant dependence on the housing industry to drive the local economy. The chart below shows the significant decline in housing permits for Henry and surrounding counties for the years 2006 through 2009.

	Total Number of Housing Permits
	By County
	2009	2008	2007	2006
Henry	257	895	1,960	3,076
Clayton	94	395	1,144	2,075
Dekalb	321	3,370	4,445	4,791
Newton	55	183	901	1,654
Rockdale	67	154	569	1,009

Total	794	4,997	9,019	12,605

The Company’s performance reflects the impact of slowed economic activity, depressed real estate values, reduced sales and a challenging banking environment. Total nonperforming assets at December 31, 2009 were $151.8 million compared to $116.3 million at December 31, 2008. Even though non-performing assets increased, we continued to aggressively address our non-performing assets in 2009. Net charge-offs increased to $43.6 million in 2009 compared to $14.2 million in 2008 and we added to our allowance for loan losses by increasing our provision for loan losses in 2009 to $39.2 million compared to $24.2 million in 2008. At December 31, 2009, our allowance for loan losses was $13.3 million or 3.06% of loans compared to an allowance for loan losses of $17.7 million or 3.32% of loans at December 31, 2008. During 2009, we also recognized $2.6 million in impairment charges related to recording foreclosed properties at fair value in addition to losses on the sale of foreclosed properties in the amount of $1.2 million. The amounts charged to operations in these two categories in 2008 were $2.9 million and $300,000 respectively.

The increase in net charge offs allowed the Company to take advantage of a onetime change in the tax code relating to the treatment of net operating losses. In February of 2009, the American Recovery and Reinvestment Act amended the Internal Revenue Code to allow eligible small businesses to carry back 2008 net operating losses (“NOL’s”) for a period of three, four or five years, instead of the usual two-year limit. In November of 2009, the Worker, Homeownership, and Business Assistance Act expanded this treatment to include NOL’s incurred in 2009 and allowed all businesses, not just eligible small businesses, to make the election. We have elected to carry back our 2009 losses to offset taxable income in the past five years, which will result in a refund of federal and state taxes previously paid of $17.5 million.

The economic challenges resulted in the Company reporting a net loss of $36.7 million or $2.57 per share in 2009 compared to a net loss of $14.3 million or $1.01 per share in 2008. The increased 2009 net loss reflects a lower net interest margin resulting from reduced earning assets and deposit costs whose decline was not as pronounced as the decline in the corresponding earning asset yield. In addition to margin compression, the Company experienced increases in operating expenses related to carrying foreclosed properties, FDIC Insurance premiums and other expenses primarily relating to the problem asset administration. The operating expense increases were partially offset by a reduction in salaries and employee benefits

Even though the Company has experienced significant losses the past two years, net cash provided by operating activities (“operating cash flow”), which reflects net earnings or loss exclusive of noncash items, has also declined, but remains positive. Operating cash flow is a significant liquidity measure that is critical to a bank’s operations and continued viability. In today’s environment, provision for loan losses, impairment charges on foreclosed properties and losses on the sale of foreclosed properties are significant noncash items that have significant impact on the Company’s net losses in both 2009 and 2008. In addition, during 2009, the Company incurred another unusual noncash item in that it was required by the Supervisory Authorities to reverse $2.4 million in separately secured lines of credit to borrowers that were used to pay interest on other loans. The chart below shows a reconciliation of net earnings (loss) to operating cash flow.

	2009	2008	2007
(in thousands)
Net earnings (loss)	$(36,652)	$(14,347)	$8,709

Noncash items:
Provision for loan losses	39,168	24,286	2,959
Write off of interest reserve loans	2,410	-	-
Impairment losses on foreclosed properties	2,554	2,911	-
Net losses on sale of foreclosed properties	1,219	324	25
Net other non cash items	(3,458)	(3,063)	(2,061)

Net cash provided by operating activities	$5,241	$10,111	$9,632

Critical Accounting Policies

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Our significant accounting policies are described in the notes to the consolidated financial statements. Certain accounting policies require management to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and results of operations for the reporting periods.

The following is a summary of our more critical significant accounting policies that are highly dependent on estimates, assumptions and judgments.

Allowance for loan losses. The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on non-impaired loans based on historical loss experience, management’s evaluation of the current loan portfolio, and consideration of current economic trends and conditions. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The allowance for loan losses consists of specific and general components. The specific component of the allowance for loan losses reflects expected losses resulting from analyses developed through specific credit allocations for individual problem or potential problem loans. The specific credit allocations are based on regular analyses of loan relationships typically in excess of $500,000 but may include a review of other loan relationships on which full collection may not be reasonably assumed. These analyses involve judgment in estimating the amount of loss associated with the specific loans, including estimating the underlying collateral values. The general component of the allowance for loan losses is based on historical loss experience for each loan category. The historical loss experience used in determining general allocations is determined using the average of actual losses incurred over the most recent eighteen months for each type of loan. The historical loss experience is adjusted for known changes in economic conditions as well as other qualitative factors. The resulting loss allocation factors are applied to the balance of each type of loan after removing the balance of impaired loans that have been specifically reviewed from each category.

Although management believes its processes for determining the allowance adequately consider all the factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. In addition there could be potential problem loans in the portfolio that have not been identified as problems because they continue to perform as set forth in the loan agreements. Continued weaknesses in our market area could cause currently performing credits to deteriorate. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods.

Additional information on the Company’s loan portfolio and allowance for loan losses can be found in the sections of Management’s Discussion and Analysis titled “Risk Elements” and “Allowance for Loan Losses” and in the Consolidated Financial Statements and accompanying notes.

Fair Value Measurements. The Company’s impaired loans and foreclosed assets may be measured and carried at “fair value”, the determination of which requires management to make assumptions, estimates and judgments. At December 31, 2009, the percentage of total assets measured at fair value was 27%. See Note 14 “Fair Value of Assets and Liabilities” to the consolidated financial statements included elsewhere herein for additional disclosures regarding the fair value of our assets and liabilities.

When a loan is considered impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. In addition, foreclosed assets are carried at the lower of cost or “fair value”, less cost to sell, following foreclosure. “Fair value” is defined by GAAP “as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.” GAAP further defines an “orderly transaction” as “a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets that are not a forced transaction (for example, a forced liquidation or distress sale).” Recently in the Bank’s markets there have been very few transactions in the type of assets which represent the vast majority of the Bank’s impaired loans and foreclosed properties which reflect “orderly transactions” as so defined. Instead, most transactions in comparable assets have been distressed sales not indicative of “fair value.” Accordingly, the determination of fair value in the current environment is difficult and more subjective than it would be in a stable real estate environment. Management uses independent appraisals, adjusted accordingly to take into consideration various economic factors, in determining fair value. Although management believes its processes for determining the value of these assets are appropriate and allow the Company to arrive at an appropriate fair value, the processes require management judgment and assumptions and the value of such assets at the time they are revalued or divested may be significantly different from management’s determination of fair value.

Results of Operations

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

Both the average yield on interest earning assets and the average cost of interest bearing liabilities have declined from 2007 to 2009, although the rate of decline has been much greater with interest earning assets versus interest paying liabilities, primarily due to the impact of nonperforming assets. The yield on average interest earning assets in 2009 was 3.46%, a decline from 5.48% in 2008 and 7.54% in 2007. The decrease in yield on average interest earning assets is the result of the increase in nonperforming assets resulting in: (1) the loss of interest that would have been earned on these assets; and (2) the reversal of interest earned in prior periods when an earning asset becomes nonperforming. Interest income that would have been recorded on nonaccrual loans, including reversals of interest from prior periods, amounted to approximately $7.2 million in 2009 and $5.3 million during 2008, effectively lowering the yield on average earning assets by 166 basis points and 125 basis points, respectively. In addition, the overall decline in interest rates, reflected in a decrease in the prime rate during 2008, has translated into a decrease in fixed rates on new and renewed loans in both 2008 and 2009. The cost of interest bearing liabilities in 2009 was 2.71%, compared to 3.60%

and 4.59% in 2008 and 2007, respectively. The decline in the cost of interest bearing liabilities is reflective of the overall decline in interest rates and the decline in funding needs of the Bank due to decreased loan demand. The decline in funding needs has allowed the Bank to not renew higher cost, non customer related deposits, which has helped reduce the overall cost of interest bearing liabilities and reduce the overall balance sheet.

Net interest income totaled $6.6 million in 2009, a decrease of $9.6 million, or 59% from the level recorded in 2008. Net interest income for 2008 decreased $9.9 million or 38% from the 2007 level. The net interest margin on average interest-earning assets decreased to 1.07% in 2009 from 2.47% in 2008 and from 3.75% in 2007. The impact of the interest income that would have been recorded and the reversals of interest from prior periods on nonaccrual loans, discussed above, effectively lowered our net interest margin in 2009 and 2008 by 117 basis points and 81 basis points, respectively.

Table 1 – Average Consolidated Balance Sheet and Net Interest Margin Analysis

For the Years Ended December 31,

(in thousands)

	2009			2008			2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Interest-earning assets:
Loans (1)	$505,927	$18,586	3.67%	$557,646	$31,538	5.66%	$562,478	$45,568	8.10%
Taxable securities (2)(3)	65,907	2,370	3.60%	72,698	3,641	5.01%	99,206	5,255	5.30%
Tax-exempt securities (2)(4)	5,942	300	5.05%	10,238	355	3.47%	10,038	378	3.77%
Overnight investments and other interest-earning assets	38,754	92	0.24%	12,981	250	1.93%	23,113	1,156	5.00%

Total interest-earning assets	616,530	21,348	3.46%	653,563	35,784	5.48%	694,835	52,357	7.54%

Non-interest-earning assets:
Allowance for loan losses	(13,980)			(10,181)			(5,424)
Cash and due from banks	13,582			14,633			15,669
Other assets	48,714			37,689			26,394

Total assets	$664,846			$695,704			$731,474

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
NOW	$57,918	$285	0.49%	$61,628	$548	0.89%	$58,600	$1,475	2.52%
Money market	41,288	259	0.63%	57,834	786	1.36%	65,849	2,156	3.27%
Savings	31,290	184	0.59%	29,986	381	1.27%	29,659	630	2.12%
Time deposits less than $100,000	216,486	7,150	3.30%	232,408	9,598	4.13%	225,739	12,169	5.39%
Time deposits greater than $100,000	132,659	5,019	3.78%	135,377	7,302	5.39%	161,866	8,328	5.14%
Brokered deposits	62,112	1,803	2.90%	21,264	756	3.56%	12,560	578	4.60%

Total interest-bearing deposits	541,753	14,700	2.71%	538,497	19,371	3.60%	554,273	25,336	4.57%
Other borrowings	1,870	52	2.78%	7,252	257	3.54%	19,012	971	5.11%

Total interest-bearing liabilities	543,623	14,752	2.71%	545,749	19,628	3.60%	573,285	26,307	4.59%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	67,037			70,407			76,857
Other liabilities	1,427			5,328			5,798

Total liabilities	612,087			621,484			655,940
Stockholders’ equity	52,759			74,220			75,534

Total liabilities and stockholders’ equity	$664,846			$695,704			$731,474

Net interest revenue		$6,596			$16,156			$26,050

Net interest-rate spread			0.75%			1.88%			2.95%
Net interest margin (5)			1.07%			2.47%			3.75%

(1)	Included in the average balance of loans outstanding are loans where the accrual of interest has been discontinued.

(2)

Securities available for sale are shown at amortized cost. Pretax unrealized gains of $1.4 million and $465,000 in 2009 and 2008 respectively, and pretax unrealized losses of $139,000 in 2007 are included in other assets.

(3)	Includes restricted equity securities

(4)	Interest income on tax-exempt securities is not stated on a tax equivalent basis.

(5)	Net interest margin is not stated on a tax-equivalent basis.

Table 2 – Changes in Interest Income and Interest Expense

(in thousands)

	2009 Compared to 2008			2008 Compared to 2007
	Increase (decrease) due to changes in			Increase (decrease) due to changes in
	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans	$(2,925)	$(10,027)	$(12,952)	$(391)	$(13,639)	$(14,030)
Taxable securities	(340)	(931)	(1,271)	(1,404)	(210)	(1,614)
Tax-exempt securities	(149)	94	(55)	8	(31)	(23)
Overnight investments and other interest-earning assets	496	(654)	(158)	(507)	(399)	(906)

Total interest-earning assets	(2,918)	(11,518)	(14,436)	(2,294)	(14,279)	(16,573)

Interest-bearing liabilities:
Interest-bearing deposits:
NOW	(33)	(230)	(263)	76	(1,003)	(927)
Money market	(225)	(302)	(527)	(262)	(1,108)	(1,370)
Savings	17	(214)	(197)	7	(256)	(249)
Time deposits less than $100,000	(658)	(1,790)	(2,448)	360	(2,931)	(2,571)
Time deposits greater than $100,000	(147)	(2,136)	(2,283)	(1,363)	337	(1,026)
Brokered deposits	1,452	(405)	1,047	401	(223)	178

Total interest-bearing deposits	406	(5,077)	(4,671)	(781)	(5,184)	(5,965)

Other borrowings	(191)	(14)	(205)	(601)	(113)	(714)

Total interest-bearing liabilities	215	(5,091)	(4,876)	(1,382)	(5,297)	(6,679)

Increase (decrease) in net interest revenue	$(3,133)	$(6,427)	$(9,560)	$(912)	$(8,982)	$(9,894)

Provision for Loan Losses

The provision for loan losses amounted to $39.2 million in 2009, an increase of $14.9 million over the 2008 provision. The 2008 provision in the amount of $24.3 million was an increase of $21.3 million over the 2007 provision of $3.0 million. The amounts provided in each year is indicative of our assessment of the inherent risk in the loan portfolio at December 31, 2009, 2008 and 2007 and reflects the impact of the economic slowdown on our loan portfolio. The allowance for loan losses as a percentage of total loans was 3.06% at December 31, 2009 as compared to 3.32% at December 31, 2008. The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a continuing review of loan loss experience, current economic conditions which may affect the borrower’s ability to repay and the underlying collateral value. Please see the section titled “Allowance for Loan Losses” for a more detailed explanation of our assessment criteria as it relates to providing for loan losses.

Other Operating Income

Other income was $2.9 million for 2009, an increase of 7.05% compared to 2008. For the year, service charges on deposit accounts increased by $240,000 or 17.6% over 2008, primarily attributable to an increase in insufficient funds charges resulting from the introduction of a courtesy overdraft privilege program during the second quarter of 2009. Mortgage banking income increased by 20.7% to $455,000 as a result of increased origination volume and better margins on mortgages sold. Mortgage originations increased from $13.9 million in 2008 to $14.3 million for 2009 while income, as a percentage of origination volume, increased by 46 basis points for the same period.

Other income was $2.7 million in 2008 compared to $3.0 million in 2007. The decrease is due primarily to decreased mortgage banking income of $223,000, and to a lesser extent, other service charges and fees of $76,000. The decrease in mortgage banking income is attributed to a lesser volume of mortgage originations during 2008 compared to 2007. The decrese in other service charges and fees is primarily sttributed to decreases in fees earned on our official check program.

Other Expenses

Other expenses increased by $2.6 million or 16.7% compared to 2008. Expense control initiatives were responsible for declines in salaries and employee benefits of $686,000 and in occupancy and equipment expenses of $128,000 for 2009 compared to the same period in 2008. Approximately $325,000 of the decrease in salaries and benefits resulted from the elimination of incentive and profit sharing expense in 2009. The remainder of the reduction is attributable to reduction in staffing levels through attrition and maintaining salaries and benefits at 2008 levels. The Bank reduced its workforce by 20 employees in November 2009, resulting in estimated annualized savings of $483,000. These savings in controllable operational expenses for 2009 compared to the same period in 2008 were more than offset by the increase in net foreclosed properties expense, which increased by $1.6 million, and FDIC Insurance premiums and other regulatory assessments which also increased by $1.6 million during 2009 compared to 2008. Other operating expenses increased by $456,000 in 2009 compared to 2008 as the result of increased legal and appraisal fees of approximately $200,000, debit card fraud losses of approximately $100,000 and a loss of $275,000 on stock we owned in a failed financial institution which provided correspondent banking services to community banks. These increases in other operating expenses were partially offset by operational efficiencies and other cost cutting measures put in place during 2009.

Other expenses were $15.5 million in 2008 as compared to $12.5 million in 2007, an increase of $3.0 million. Gross salaries and employee benefits decreased by $813,000 primarily as a result of decreases in incentive pay and profit sharing contributions in the amount of $831,000. Occupancy and equipment expenses increased by 3% in 2008 compared to 2007, primarily as the result of normal increases in property taxes, utilities and maintenance. Net foreclosed properties expense increased $3.4 million for 2008 compared to 2007, reflecting an increase in nonperforming asset activity. FDIC and other regulatory fees increased $395,000 compared to 2008, reflecting an increase in deposit insurance rates. Other operating expenses declined by 2% from 2008 levels as a result of operational cost cutting.

Income Taxes

Income tax benefit totaled $11.1 million in 2009 as compared to $6.6 million in 2008. The effective tax rates (as a percentage of earnings (loss) before income taxes) for 2009 and 2008 were approximately 23% and 31%, respectively. The effective tax rates were different from the statutory tax rates primarily due to valuation allowances recorded against deferred tax assets in the amount of $7.6 million for 2009 and $2.0 million for 2008.

Income tax expense (benefit) was ($6.6) in 2008 as compared to $4.8 million in 2007. The effective tax rates for 2008 and 2007 were approximately (31%) and 36%, respectively.

Balance Sheet Review

Total assets at December 31, 2009 were $614.6 million, a decrease of $41.2 million, or 6.3% from December 31, 2008.

Loans

At December 31, 2009, total loans had decreased by $98.7 million from 2008, primarily due to the transfer of approximately $43.5 million to foreclosed properties as well as the charge-off of $43.7 million in loans. The remaining decrease in outstanding loans is a result of normal pay down activity as we have experienced a continued slowing of new loan production during 2009.

The following table presents a composition of the Company’s loan portfolio for the past five years.

Table 3 – Loans

	December 31,
	2009	2008	2007	2006	2005
(in thousands)
Real estate-commercial	$185,203	$181,255	$170,791	$168,583	$163,792
Real estate-construction	175,492	262,983	325,151	309,565	260,912
Real estate-1-4 family	54,332	61,980	41,995	41,785	46,574
Commercial	14,396	21,181	23,752	32,765	36,349
Consumer	5,468	6,209	7,698	8,948	10,487

	434,891	533,608	569,387	561,646	518,114
Allowance for loan losses	(13,324)	(17,730)	(7,657)	(5,230)	(4,972)

Loans, net	$421,567	$515,878	$561,730	$556,416	$513,142

The following shows loan portfolio maturities as of December 31, 2009.

	Maturity				Rate Structure for Loans Maturing over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
(in thousands)
Commercial	$7,007	$7,138	$251	$14,396	5,322	2,067
Real estate construction	145,777	28,819	931	175,527	17,945	11,805
All other loans	79,982	143,025	21,961	244,968	133,790	31,196

Total	$232,766	$178,982	$23,143	$434,891	$157,057	$45,068

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. The provision for loan losses is based on management’s evaluation and assessment of the allowance for loan losses. This assessment includes procedures to estimate probable losses and determine the adequacy and appropriateness of the resulting allowance balance. The allowance for loan losses consists of two components: (1) a specific amount representative of identified credit exposures for each impaired loan based on an evaluation of the borrower and underlying collateral; and (2) a general amount based upon historical losses that have been adjusted to estimate current probable losses given various economic conditions and characteristics of the loan portfolio, as well as additional general qualitative factors.

We establish the specific amount by examining all impaired loans. Under generally accepted accounting principles, we may measure the loss either by (1) the observable market price of the loan; or (2) the present value of expected future cash flows discounted at the loan’s effective interest rate; or (3) the fair value of the collateral if the loan is collateral dependent. Because the significant majority of our impaired loans are collateral dependent, nearly all of our specific allowances are determined based on the fair value of the collateral. As of December 31, 2009, our impaired loans totaled $114.7 million of which $20.3 million have specific loss allocations of $5.3 million recorded. As of December 31, 2008, our impaired loans totaled $94.4 million of which $46.8 million had specific loss allocations of $12.5 million recorded. Effective with the second quarter of 2009, as mandated by the FDIC, all impaired loans with specific reserves determined based on collateral values, were required to be charged down to net realizable value by the amount of the specific reserve. The amount of these charge-offs to net realizable value for impaired loans amounted to $38.6 million, which is included in the total net charge-off amount for 2009 of $43.6 million.

The general allocation of the allowance for loan losses is based on historical data, subjective judgment and estimates and, therefore, is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. Due to the imprecise nature of the loan loss estimation process and the effects of changing conditions, these risk attributes may not be adequately captured in the data related to the formula-based loan loss components used to determine allocations in the Company’s analysis of the adequacy of the allowance for loan losses.

Table 4 – Allocation of Allowance for Loan Losses

As of December 31,

	2009		2008		2007		2006		2005
	Amount	Percent*	Amount	Percent*	Amount	Percent*	Amount	Percent*	Amount	Percent*
(amounts in thousands)
Real estate-commercial	$1,579	42.59	$2,549	33.97	$1,310	30.00	$1,570	30.02	$1,827	31.61
Real estate-construction	10,748	40.35	15,051	60.90	5,625	64.48	2,911	62.56	2,066	59.35
Real estate-1-4 family (1)	850	12.49	-	-	-	-	-	-	-	-
Commercial	63	3.31	62	3.97	637	4.17	499	5.83	554	7.02
Consumer	84	1.26	68	1.16	85	1.35	250	1.59	525	2.02

	$13,324	100.00	$17,730	100.00	$7,657	100.00	$5,230	100.00	$4,972	100.00

(1)	For the years 2005-2008, the allowance for loan loss allocation for Real estate 1-4 family was included in the Real estate-construction allocation.

*	Loan balance in each category expressed as a percentage of total loans.

The following table presents a summary of changes in the allowance for loan losses for each of the past five years.

Table 5 – Allowance for Loan Losses

Years ended December 31,

	2009	2008	2007	2006	2005
(in thousands)
Allowance at beginning of the period	$17,730	$7,657	$5,230	$4,972	$4,489

Loans charged off:
Real estate	(43,519)	(14,039)	(466)	(5)	(21)
Commercial	(23)	(128)	(33)	(148)	(12)
Consumer	(155)	(53)	(51)	(88)	(53)

	(43,697)	(14,220)	(550)	(241)	(86)

Recoveries:
Real estate	85	4	1	-	9
Commercial	22	1	1	-	1
Consumer	16	2	16	22	13

	123	7	18	22	23

Net (charge-offs)	(43,574)	(14,213)	(532)	(219)	(63)

Additions to allowance charged to operating expense	39,168	24,286	2,959	477	546

Balance at end of the period	$13,324	$17,730	$7,657	$5,230	$4,972

Total loans:
At year end	$434,891	$533,608	$569,387	$561,646	$518,114
Average	505,927	557,646	562,478	548,046	510,733

Allowance as percentage of year end loans	3.06%	3.32%	1.34%	0.93%	0.96%

As a percentage of average loans:
Net charge-offs	8.61%	2.55%	0.09%	0.04%	0.01%
Provision for loan losses	7.74%	4.36%	0.53%	0.09%	0.11%

The provision for loan losses charged to earnings was based upon management’s judgment of the amount necessary to maintain the allowance for loan losses at a level appropriate to absorb losses inherent in the loan portfolio at the balance sheet date. The amount each year is dependent upon many factors including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends. The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance for loan losses. The increases in the provision and the allowance for loan losses compared to a year ago were due to higher charge-offs as a result of the mandated partial charge-off of collateral dependent impaired loans with specific reserves, increasing trends in substandard loans, deterioration in the collateral values leading to an expectation of higher charge-offs upon default, further weakening of the residential construction and housing markets, and the recessionary economic environment.

Management believes that the allowance for loan losses at December 31, 2009 reflects the losses inherent in the loan portfolio. This assessment involves uncertainty and judgment; therefore, the adequacy of the allowance for loan losses cannot be determined with precision and may be subject to change in future periods. In addition, bank regulatory authorities, as part of their periodic examination of the Bank, may require adjustments to the provision for loan losses in future periods if, in their opinion, the results of their review warrant such additions. See the “Critical Accounting Policies” section for additional information on the allowance for loan losses.

Nonperforming Assets

Our bank is located in what has historically been one of the fastest growing areas of the United States, south Metro Atlanta. A large number of our loans were to developers and contractors to purchase land, develop subdivisions and build houses to meet the growing population. The slowing economy has impacted many of our customers, causing stress in our portfolio, and increasing our nonperforming assets, which include nonperforming loans and foreclosed properties, by 31% at December 31, 2009 compared to the same date in 2008. Total nonperforming assets amounted to $151.8 million and $116.3 million at December 31, 2009 and 2008, respectively. The following table summarizes our nonperforming assets by type.

Table 6 – Nonperforming Assets

As of December 31,

	2009	2008	2007	2006	2005
(in thousands)
Nonaccrual loans (NPLs)	$101,558	$77,804	$32,744	$416	$782
Loans past due 90 days or more and still accruing	471	20,066	4,714	1,001	4,173

Total nonperforming loans	$102,029	$97,870	$37,458	$1,417	$4,955
Foreclosed properties	49,732	18,398	10,374	1,411	194

Total nonperforming assets (NPAs)	$151,761	$116,268	$47,832	$2,828	$5,149

NPLs as a percentage of total loans	23.35%	14.58%	5.75%	0.07%	0.15%
NPAs as a percentage of loans and foreclosed properties	31.32%	21.06%	8.25%	0.50%	0.99%
NPAs as a percentage of total assets	24.69%	17.73%	6.65%	0.41%	0.82%

In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $2,030,000 in residential mortgages, $9,107,000 in construction loans and $10,201,000 in commercial real estate loans at December 31, 2009.

Nonperforming loans, which include non-accrual loans and accruing loans past due over 90 days, totaled $102.0 million at December 31 2009, compared with $97.9 million at December 31, 2008. At December 31, 2009 and 2008, the ratio of non-performing loans to total loans was 23.35% and 14.58%, respectively.

The Company’s policy is to place loans on non-accrual status when, in the opinion of management, the principal and interest on a loan is not likely to be repaid in accordance with the loan terms or when the loan becomes 90 days past due and is not both well secured and in the process of collection. When a loan is placed on non-accrual status, interest previously accrued but not collected is reversed against current interest revenue. The following table summarizes nonperforming loans by category.

Table 7 – Nonperforming Loans

As of December 31,

(dollars in thousands)

	2009		2008
Loan type	Nonperforming	Percent (1)	Nonperforming	Percent (1)
Real estate-commercial
Owner occupied	$9,917	9.76	$-	-
Non-owner occupied	5,169	5.09	592	0.76

Total real estate-commercial	15,086	14.85	592	0.76
Real estate construction	79,129	77.92	70,752	90.93
Real estate 1-4 family	6,369	6.27	6,144	7.90

Total real estate loans	100,584	99.04	77,488	99.59

Commercial loans	957	0.94	293	0.38
Consumer loans	17	0.02	23	0.03

Total commercial and consumer loans	974	0.96	316	0.41

Total loans	$101,558	100.00	$77,804	100.00

(1)	Percentage of total non performing loans

Nonperforming loans in the real estate construction category were $79.1 million at December 31, 2009, compared to $70.8 million at December 31, 2008, an increase of $ 8.3 million, or 12%. Other categories of non-performing assets have also increased, with commercial real estate loans increasing the most significant, to $15.1 million, up from $592,000 the prior year. The increases in this category of lending are indicative of the economic stresses being felt in the markets we serve.

The following tables summarize the composition of our foreclosed properties at December 31, 2009 and the activity in foreclosed properties for 2009 and 2008.

Table 8 – Composition of Foreclosed Properties

As of December 31, 2009

(amounts in thousands)

	Balance	Percent*
Completed Developments	$11,052	22.22
Incomplete Developments	7,200	14.48
Raw Land	7,909	15.90
Houses	12,188	24.51
Lots	6,771	13.62
Commercial Real Estate	4,612	9.27

Total	$49,732	100.00

*	Percent of total foreclosed properties

Table 9 – Foreclosed Properties Activity

Years ended December 31,

	2009	2008
(amounts in thousands)
Balance, beginning of year	$18,398	$10,394
Loans transferred to foreclosed properties	43,466	14,111
Capitalized costs to properties	249	-
Cash sales proceeds	(8,360)	(1,944)
Financed sales	(248)	(928)
Loss on sale of properties	(1,219)	(324)
Impairment losses	(2,554)	(2,911)

Balance, end of year	$49,732	$18,398

Foreclosed property is initially recorded at fair value, less estimated costs to sell. If the fair value, less estimated costs to sell at the time of foreclosure, is less than the loan balance, the deficiency is charged against the allowance for loan losses. If the fair value, less estimated costs to sell, of the foreclosed property decreases during the holding period, a valuation allowance is established with a charge to foreclosed property costs. When the foreclosed property is sold, a gain or loss is recognized on the sale for the difference between the sales proceeds and the carrying amount of the property. For the twelve months ended December 31, 2009, and 2008, the Company transferred $43.5 million and $14.1 million, respectively, of loans into foreclosed property. During 2009, proceeds from sales of foreclosed properties were $8.6 million which includes $248,000 in sales that were financed by the Company.

Investment Securities

The investment portfolio provides the Company with a source of liquidity and a relatively stable source of income. The Company’s investment policy focuses on the use of the securities portfolio to manage the interest rate risk created by the inherent mismatch of the loan and deposit portfolios. The Company’s asset/liability management committee meets quarterly to review economic trends and makes recommendations as to the structure of the securities portfolio based upon this review and the Company’s projected funding needs.

The investment securities portfolio primarily consists of U.S. Government sponsored agency mortgage-backed securities, U.S. Government agency securities and municipal securities. Mortgage-backed securities rely on the underlying pools of mortgage loans to provide a cash flow of principal and interest. The actual maturities of these securities will differ from the contractual maturities because the loans underlying the security may prepay without prepayment penalties. Decreases in interest rates will generally cause an acceleration of prepayment levels. In a declining interest rate environment, the Company may not be able to reinvest the proceeds from these prepayments in assets that have comparable yields. In a rising rate environment, the opposite occurs. Prepayments tend to slow and the weighted average life extends. This is referred to as extension risk, which can lead to lower levels of liquidity due to the delay of cash receipts, and can result in the holding of an asset that yields a below-market rate for a longer period of time. The following table shows the carrying value of the Company’s securities.

Table – 10 Carrying Value of Investment Securities

As of December 31,

	2009	2008	2007
(in thousands)
Government sponsored agencies	$29,688	$26,063	$58,414
Mortgage-backed securities	31,943	28,272	24,723
Municipal securities	11,241	9,482	8,745

	72,872	63,817	91,882
Equity securities	1,266	1,643	1,898

	$74,138	$65,460	$93,780

Total securities available for sale increased $11.7 million from the end of 2008. We continued to purchase securities throughout 2009, to use excess liquidity from the decline in loans and to reinvest the proceeds of maturing securities. At December 31, 2009, securities available for sale represented 12% of total assets compared to 9% at December 31, 2008. The effective duration of the investment portfolio based on expected maturities was 2.49 years compared with 2.06 years at December 31, 2008. The following table presents the contractual maturity of investment debt securities by maturity date and average yields based on amortized cost. The composition and maturity/repricing distribution of the debt securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.

Table 11 – Expected Maturity of Investment Debt Securities

As of December 31, 2009

	Maturity By Years
	1 or Less	1 to 5	5 to 10	Over 10	Total
(in thousands)
Government sponsored agencies	$2,019	$14,637	$12,027	$1,005	$29,688
Mortgage-backed securities	-	727	10,566	20,650	31,943
Municipal securities	2,058	4,107	3,350	1,726	11,241

Total securities	$4,077	$19,471	$25,943	$23,381	$72,872

Weighted average yield (1)	3.21%	2.55%	4.01%	4.51%	3.73%

(1)	Based on amortized cost, not stated on a tax equivalent basis

At December 31, 2009, the Company had 44% of its total investment securities portfolio in mortgage backed securities, compared with 47% at December 31, 2008. Due to a lack of loan demand, we continued to purchase additional mortgage-backed securities in order to obtain a favorable yield with low risk. See Note 3 to the Consolidated Financial Statements for further discussion of the investment portfolio and related fair value.

Deposits

Total average deposits for 2009 and 2008 were $609 million. When considering average brokered deposits of $62.1 million in 2009 and $21.3 million in 2008, total average core and other deposits declined by $41.0 million or 7% from 2008 to 2009. Although deposits were down in all categories, the majority of the decline was centered in money market accounts and time deposits less than $100,000 as we lowered our deposit rates to reflect slowing demand on the asset side of the balance sheet, resulting in some customers moving funds to higher yielding investments. With diminished loan demand, we have sufficient liquidity to fund our balance sheet without relying on funding other than customer deposits. Because we are not well-capitalized under prompt corrective action, we are unable to renew exising brokered certificates. We do not plan on increasing our brokered certificates in the near future and have sufficient liquidity to pay off the brokered certificates as they mature.

The following table sets forth the scheduled maturities of time deposits and brokered time deposits.

Table 12 – Maturities of Time Deposits

As of December 31, 2009

	Six Months or Less	Six Months to One Year	One Year to Five Years	Five Years or Greater	Total
(in thousands)
Time deposits less than $100,000	$98,658	$63,929	$48,530	$-	$211,117
Times deposits greater than $100,000	60,431	30,061	36,766	-	127,258
Brokered deposits	23,649	-	40,331	-	63,980

Total	$182,738	$93,990	$125,627	$-	$402,355

Other Funding Sources

The Bank is a shareholder in the Federal Home Loan Bank (“FHLB”) of Atlanta. Through this affiliation, advances, secured by a portion of our investment portfolio, totaling $1.2 million were outstanding at December 31, 2009. We plan on repaying these advances in full when they mature in April 2010.

At December 31, 2009, the Bank had sufficient qualifying collateral pledged to the Federal Reserve Bank of Atlanta to secure discount window capacity of approximately $23 million.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Management continues to emphasize programs to generate local core deposits as our primary funding source. The stability of our core deposit base is an important factor in our liquidity position. A heavy percentage of the deposit base is comprised of accounts of individuals and small businesses with comprehensive banking relationships and limited volatility. Management regularly monitors deposit flow and evaluates alternate pricing structures to retain and grow deposits as needed.

At December 31, 2009, we had loan commitments outstanding of $36 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

As disclosed in the Company’s consolidated statement of cash flows, net cash provided by operating activities was $5.2 million for the year ended December 31, 2009. The major adjustments to net loss to arrive at cash provided by operating activities were noncash expenses of depreciation, provision for loan losses, write off of interest reserve loans, losses on foreclosed properties, deferred taxes and other smaller items which totaled $54.3 million, and more than offset uses of cash that included the net loss of $36.7 million and an increase in income taxes receivable and other items of $12.4 million. Net cash used in investing activities of $1.9 million consisted primarily of cash provided from a decrease in loans of $9.6 million and $8.0 million from the sale of foreclosed properties, offset by a net increase in overnight balances and investment securities of $19.3 million and purchases of premises and equipment of $224,000. The $5.5 million of net cash used in financing activities consisted primarily of a net decrease in deposits of $4.3 million and repayments of other borrowings of $1.2 million. In the opinion of management, the Company’s liquidity position at December 31, 2009 is sufficient to meet its expected cash flow requirements.

Capital Resources

Since January 6, 2009, the Bank has operated under a Memorandum of Understanding (“MOU”) with the Georgia Department of Banking and Finance, (the “DBF”) and the Federal Deposit Insurance Corporation (the “FDIC”). The MOU, which relates primarily to the Bank’s asset quality and loan loss reserves, requires that the Bank submit plans and reports to the DBF and FDIC (the “Supervisory Authorities) regarding its loan portfolio and profit plans, among other matters. The MOU also requires that the Bank maintain its Tier 1 Leverage Capital ratio at not less than 8% and an overall well-capitalized position as defined in applicable FDIC rules and regulations during the life of the MOU. Additionally, the MOU requires that, prior to declaring or paying any cash dividends, the Bank must obtain the prior written consent of the Supervisory Authorities. The Bank believes it is in compliance with all items outlined in the MOU except the minimum capital requirements. In addition to the MOU, on March 12, 2009, the Board of Directors of the Company adopted a board resolution (the “Resolution”) proposed by the Federal Reserve Bank of Atlanta (the “FRB-Atlanta”) to not incur additional indebtedness, pay cash dividends or repurchase outstanding stock without prior regulatory approval.

As a result of examination findings in mid 2009 by the Supervisory Authorities, it is anticipated that the Bank’s Directors will enter into a Consent Order (the “Order”) with the Supervisory Authorities to improve the condition of the Bank. Specifically, the Order as currently contemplated requires: increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio; adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%; establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits; prior Supervisory Authority approval to pay cash dividends or Board of Director compensation; and adoption of an annual strategic plan and budget. The Order also will establish both a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order. Most of the provisions of the proposed Order are already being addressed by management, thus it is not contemplated that the Order will significantly change how the Bank is currently being operated. However, there can be no assurance that the bank will be successful in meeting all of the requirements of the Order.

If we fail to adequately address, or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order. An ongoing failure to adequately address or make substantial progress towards addressing the concerns of our regulators could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

At December 31, 2009, we were considered significantly undercapitalized under regulatory guidelines. The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for Henry County Bancshares, Inc. and the Bank as of December 31, 2009 are as follows:

	Consolidated	Bank	Regulatory Requirement
Leverage Capital Ratios	3.38%	3.35%	5.00%

Risk Based Capital Ratios:
Tier 1	4.30%	4.27%	6.00%
Total	5.55%	5.51%	10.00%

Recent Operating Losses and Impact on Capital

The Company has been adversely impacted by the continuing deterioration of the Metropolitan Atlanta real estate market causing continuing losses at the Bank, resulting in the Bank being deemed significantly undercapitalized as of December 31, 2009. In addition, as described more fully in Note 13, to the Company’s 2009 financial statements, it is expected that in early April 2010, the Bank will enter into a Stipulation and Consent Agreement with the Supervisory Authorites agreeing to the issuance of a an Order. The Order stipulates, among other conditions, that the Bank will reach and maintain a Tier 1 capital ratio equal to or exceeding 8%. There is no assurance that the Bank’s capital can be increased to the level required by the Supervisory Authorities. Also, should the Bank’s capital not be increased to the level set forth in the Order, it is uncertain what action the Supervisory Authorities will take. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s financial statements for 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of the Bank not having adequate capital or liquidity to continue to operate or from any extraordinary regulatory action, either of which would affect its ability to continue as a going concern. Management of the Company has taken certain steps in an effort to continue with safe and sound banking practices.

Actions have been initiated to mitigate lending exposure, strengthen the loan portfolio, and protect the Bank’s collateral interests, as well as to reduce operating costs and provide for positive cash flows throughout 2010. As a result of these and other actions, and as more fully discussed in Note 13 of the Company’s 2009 financial statements, the Bank has generated sufficient earnings since the end of 2009 to improve its Tier 1 Capital level to in excess of 4% which is considered by the Supervisory Authorities as undercapitalized, rather than significantly undercapitalized. Although there are no assurances, management believes that based on current projections, the Bank will be able to maintain this level of capital for 2010.

In addition, the Capital Committee of the Board of Directors continues to review various alternatives for increasing the Bank’s capital and has asked management to prepare the necessary documentation to use in an offering of common stock at such time, most likely in the second or third quarter of 2010, that it is deemed appropriate to offer common stock for sale to qualified investors. However, there can be no assurance that any offering of common stock will be successful in raising sufficient capital to return the Bank to the required capital levels.

Effects of Inflation

A bank’s asset and liability structure is substantially different from that of a general business corporation in that primarily all assets and liabilities of a bank are monetary in nature, with relatively little investment in fixed assets or inventories. Inflation has an important effect on the growth of total assets and the resulting need to increase equity capital at higher than nominal rates in order to maintain an appropriate equity to assets ratio.

The Company’s management believes the effect of inflation on financial results depends on our ability to react to changes in interest rates and, by such reaction, reduce the inflationary effect on performance. We have an asset/liability management program to monitor and manage the Company’s interest rate sensitivity position. In addition, periodic reviews of banking services and products are conducted to adjust pricing in view of current and expected costs.

Appendix B

Henry County Bancshares, Inc.

and Subsidiaries

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2009

Henry County Bancshares, Inc.

and Subsidiaries

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations due to the economic downturn, which has resulted in declining levels of capital. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 29, 2010 expressed an unqualified opinion.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 29, 2010

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2009 and December 31, 2008

Assets
(in thousands, except share and per share amounts)	2009	2008
Cash and due from banks	$11,887	$14,039
Interest-bearing excess Federal Reserve balances	25,700	-
Interest-bearing deposits in banks	635	1,500
Federal funds sold	-	14,300
Securities available for sale, at fair value	72,177	60,456
Securities held to maturity (fair value approximates $705 and $3,350)	695	3,361
Restricted equity securities, at cost	1,266	1,643
Loans held for sale	499	-

Loans	434,891	533,608
Less allowance for loan losses	13,324	17,730

Loans, net	421,567	515,878

Premises and equipment	9,481	9,776
Foreclosed properties	49,732	18,398
Income taxes receivable	17,457	6,121
Other assets	3,552	10,405

Total assets	$614,648	$655,877

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$59,831	$68,210
Interest-bearing	526,270	522,266

Total deposits	586,101	590,476
Other borrowings	1,436	2,598
Other liabilities	3,784	3,460

Total liabilities	591,321	596,534

Commitments and contingencies (Note 11)

Stockholders’ equity
Preferred stock, no par value; 10,000,000 shares authorized; none issued
Common stock, par value $2.50; 30,000,000 shares authorized; 14,388,749.6 shares issued	35,972	35,972
Capital surplus	740	740
Retained earnings (deficit)	(12,491)	24,161
Accumulated other comprehensive income	1,425	789
Less cost of treasury stock, 143,060 shares	(2,319)	(2,319)

Total stockholders’ equity	23,327	59,343

Total liabilities and stockholders’ equity	$614,648	$655,877

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
(in thousands, except shares and per share data)
Interest income
Loans	$18,586	$31,538	$45,568
Taxable securities	2,370	3,641	5,255
Nontaxable securities	300	355	378
Deposits in banks	12	38	74
Federal Reserve balances	57	-	-
Federal funds sold	23	212	1,082

Total interest income	21,348	35,784	52,357

Interest expense
Deposits	14,700	19,371	25,336
Other borrowings	52	257	971

Total interest expense	14,752	19,628	26,307

Net interest income	6,596	16,156	26,050
Provision for loan losses	39,168	24,286	2,959

Net interest income (loss) after provision for loan losses	(32,572)	(8,130)	23,091

Other operating income
Service charges on deposit accounts	1,602	1,362	1,354
Other service charges and fees	813	942	1,018
Mortgage banking income	455	377	600

Total other income	2,870	2,681	2,972

Other expenses
Salaries and employee benefits	6,654	7,340	8,153
Occupancy and equipment expenses	1,570	1,698	1,647
Foreclosed properties, net	5,145	3,559	189
FDIC and regulatory	1,888	527	132
Other operating expenses	2,802	2,346	2,398

Total other expenses	18,059	15,470	12,519

Earnings (loss) before income taxes	(47,761)	(20,919)	13,544

Income tax expense (benefit)	(11,109)	(6,572)	4,835

Net earnings (loss)	$(36,652)	$(14,347)	$8,709

Earnings (loss) per share	$(2.57)	$(1.01)	$0.61

Weighted average shares outstanding	14,245,690	14,245,715	14,314,171

Cash dividends per share	$-	$0.15	$0.28

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
(in thousands)
Net earnings (loss)	$(36,652)	$(14,347)	$8,709

Other comprehensive income, net of tax

Unrealized holding gains on investment securities available for sale arising during year	230	535	902
Associated tax benefit (expense)	406	(182)	(307)

Total other comprehensive income, net of tax	636	353	595

Total comprehensive income (loss)	$(36,016)	$(13,994)	$9,304

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2009, 2008 and 2007

	Common Stock		Surplus	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity
	Shares	Par Value				Shares	Cost
(in thousands, except share and per share amounts)
Balance, December 31, 2006	14,388,750	$35,972	$740	$35,942	$(159)	67,282	$(1,296)	$71,199
Net earnings	-	-	-	8,709	-	-	-	8,709
Cash dividends declared, $.28 per share	-	-	-	(4,006)	-	-	-	(4,006)
Purchase of treasury stock	-	-	-	-	-	81,000	(1,093)	(1,093)
Reissuance of treasury stock	-	-	-	-	-	(9,722)	131	131
Other comprehensive income	-	-	-	-	595	-	-	595

Balance, December 31, 2007	14,388,750	35,972	740	40,645	436	138,560	(2,258)	75,535
Net loss	-	-	-	(14,347)	-	-	-	(14,347)
Cash dividends declared, $.15 per share	-	-	-	(2,137)	-	-	-	(2,137)
Purchase of treasury stock	-	-	-	-	-	4,500	(61)	(61)
Other comprehensive income	-	-	-	-	353	-	-	353

Balance, December 31, 2008	14,388,750	35,972	740	24,161	789	143,060	(2,319)	59,343
Net loss	-	-	-	(36,652)	-	-	-	(36,652)
Other comprehensive income	-	-	-	-	636	-	-	636

Balance, December 31, 2009	14,388,750	$35,972	$740	$(12,491)	$1,425	143,060	$(2,319)	$23,327

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
(in thousands)
Operating Activities
Net earnings (loss)	$(36,652)	$(14,347)	$8,709
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	519	679	678
(Increase) decrease in loans held for sale	(499)	950	(284)
Provision for loan losses	39,168	24,286	2,959
Write off of interest reserve loans	2,410	-	-
Impairment losses on foreclosed properties	2,554	2,911	-
Loss on restricted equity securities	275	-	-
Deferred income taxes	6,383	(2,494)	(1,803)
Net losses on sale of foreclosed properties	1,219	324	25
Decrease (increase) in interest receivable	942	3,992	(378)
Increase (decrease) in interest payable	(585)	(745)	304
Increase in income taxes receivable	(11,336)	(5,712)	(409)
Decrease in income taxes payable	-	-	(116)
Net other operating activities	843	267	(53)

Net cash provided by operating activities	5,241	10,111	9,632

Investing Activities
Purchases of securities available for sale	(54,193)	(50,790)	(116,222)
Proceeds from maturities of securities available for sale	42,702	78,586	113,785
Purchases of securities held to maturity	-	-	(1,346)
Proceeds from maturities of securities held to maturity	2,666	804	1,510
Retirement of restricted equity securities	102	254	472
Net increase in interest-bearing excess Federal Reserve balances	(25,700)	-	-
Net decrease (increase) in federal funds sold	14,300	(4,800)	(4,000)
Net (increase) decrease in interest-bearing deposits in banks	865	1,232	(2,437)
Net decrease (increase) in loans	9,515	8,384	(18,099)
Additions to foreclosed properties	(249)	-	-
Proceeds from sale of foreclosed properties	8,360	1,944	816
Purchase of premises and equipment	(224)	(114)	(1,083)

Net cash (used in) provided by investing activities	(1,856)	35,500	(26,604)

Financing Activities
Net increase (decrease) in deposits	(4,375)	(35,374)	30,978
Net repayments of other borrowings	(1,162)	(10,826)	(10,797)
Dividends paid	-	(2,137)	(4,006)
Purchase of treasury stock	-	(61)	(1,093)
Reissuance of treasury stock	-	-	131

Net cash provided by (used in) financing activities	(5,537)	(48,398)	15,213

Net decrease in cash and due from banks	(2,152)	(2,787)	(1,759)
Cash and due from banks, beginning of year	14,039	16,826	18,585

Cash and due from banks, end of year	$11,887	$14,039	$16,826

Supplemental Disclosures of Cash Flow Information

Cash paid (received) for:
Interest	$15,337	$20,373	$26,003
Income taxes	$(6,121)	$1,480	$7,018

Noncash transactions
Other real estate acquired in settlement of loans	$43,466	$14,111	$9,890
Financed sales of other real estate owned	$248	$928	$74

See accompanying notes to consolidated financial statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”). The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with six other branches located in Henry County. The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties. Until December 15, 2009 when it suspended operations, First Metro, also located in Stockbridge, provided mortgage loan origination services in the same primary market area as the Bank. The Bank intends on keeping the licensing in place for First Metro and possibly resuming mortgage operations in the future.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred income taxes. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management regularly evaluates the collateral value and incorporates extensive use of outside appraisals.

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through the date these financial statements were issued or available to be issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due from Banks and Cash Flows

For purposes of reporting consolidated cash flows, cash and due from banks includes cash on hand, cash items in process of collection, and amounts due from banks. Cash flows from loans, interest-bearing deposits at the Federal Reserve and in banks, federal funds sold and deposits are reported net.

The Bank is required to maintain average balances in cash or on deposit with the Federal Reserve Bank. The Bank was not required to maintain reserve balances or deposits with the Federal Reserve Bank at December 31, 2009 or at December 31, 2008. The Federal Reserve Bank pays interest on excess reserve balances of the Bank on deposit with the Federal Reserve.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Management evaluates investment securities for other than temporary impairment on a quarterly basis. A decline in the fair value of available for sale and held to maturity securities below cost that is deemed other than temporary is charged to earnings for a decline in value deemed to be credit related. Management considers, in determining whether other than temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted Equity Securities

The Company is required to maintain an investment in capital stock of various entities. Based on redemption provisions of these entities, the stock has no quoted market value and is carried at cost. At their discretion, these entities may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in these stocks.

Loans Held for Sale

Loans held for sale consist of mortgage loans originated by the Company, which the Company intends to sell into the secondary market and are carried at the lower of cost or fair value, as determined by the aggregate outstanding commitments from investors. These loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company.

The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure. These recourse provisions represent off-balance sheet risks in the normal course of business. Any liability applicable to loans sold with recourse would be included in other liabilities. No recourse liability was required at December 31, 2009 or December 31, 2008.

Mortgage banking income in the statement of income includes gains and losses on the sale of loans and miscellaneous fees received from borrowers. Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less deferred fees and costs on originated loans and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct origination costs, for all loans, other than consumer loans, are deferred and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, or at the time the loan is 90 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrual of interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash basis, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest when due. Loans that experience insignificant payment delays and payment shortfalls are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for other qualitative factors. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed primarily on the straight-line method over the estimated useful lives of the assets.

Foreclosed Properties

Foreclosed properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling costs. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent write-downs to the value are expensed.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). On January 1, 2009, the Company adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense or benefit reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense or benefit results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The valuation allowance for deferred tax assets at December 31, 2009 and 2008 was $9,089,000 and $1,970,000, respectively. There was not a deferred tax asset balance at December 31, 2009 and the deferred tax asset balance at December 31, 2008 of $6,383,000, before deducting the deferred tax on securities available for sale, was equal to the amount of refunds recoverable in open carryback years.

Earnings (Losses) Per Share

Earnings (losses) per share represents earnings or (losses) attributable to common stockholders divided by the weighted-average number of common shares outstanding during the period.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform to the 2009 presentation.

Fair Value of Financial Instruments

Fair values of financial instruments are estimates using relevant market information and other assumptions, as more fully disclosed in Note 14. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Recent Accounting Pronouncements

Effective July 1, 2009, the Company adopted new accounting guidance related to U.S. GAAP (FASB ASC 105, Generally Accepted Accounting Principles). This guidance establishes FASB ASC as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (the “SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. FASB ASC supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in FASB ASC has become nonauthoritative. FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update FASB ASC, provide background information about the guidance, and provide the basis for conclusions on the changes to FASB ASC. FASB ASC is not intended to change U.S. GAAP or any requirements of the SEC. This guidance is effective for the Company as of December 31, 2009.

Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (FASB ASC 320-10). This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities. The recent guidance replaced the “intent and ability” indication in previous guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it is to recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

The Company adopted accounting guidance related to fair value measurements and disclosures (FASB ASC 820, Fair Value Measurements and Disclosures). This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance establishes a fair value hierarchy as to the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.

In addition, the following accounting pronouncements were issued by FASB, but are not yet effective:

FASB issued accounting guidance which modifies certain guidance contained in the Transfers and Servicing topic of FASB ASC (FASB ASC 860). This standard eliminates the concept of qualifying special purpose entities, provides guidance as to when a portion of a transferred financial asset can be evaluated for sale accounting, provides additional guidance with regard to accounting for transfers of financial assets, and requires additional disclosures. This guidance is effective for the Company as of January 1, 2010, with adoption applied prospectively for transfers that occur on or after the effective date.

2)	RECENT OPERATING LOSSES AND IMPACT ON CAPITAL

The Company has been adversely impacted by the continuing deterioration of the Metropolitan Atlanta real estate market causing continuing losses at the Bank, resulting in the Bank being deemed significantly undercapitalized as of December 31, 2009. In addition, as described more fully in Note 13, it is expected that in early April 2010, the Bank will enter into a Stipulation and Consent Agreement with the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “Department”) (collectively, the “Supervisory Authorities”) agreeing to the issuance of a Consent Order (the “Order”). The Order stipulates, among other conditions, that the Bank will reach and maintain a Tier 1 capital ratio equal to or exceeding 8%. There is no assurance that the Bank’s capital can be increased to the level required by the Supervisory Authorities. Also, should the Bank’s capital not be increased to the level set forth in the Order, it is uncertain what action the Supervisory Authorities will take. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of the Bank not having adequate capital or liquidity to continue to operate or from any extraordinary regulatory action, either of which would affect its ability to continue as a going concern. Management of the Company has taken certain steps in an effort to continue with safe and sound banking practices.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2)	RECENT OPERATING LOSSES AND IMPACT ON CAPITAL (Continued)

Actions have been initiated to mitigate lending exposure, strengthen the loan portfolio, and protect the Bank’s collateral interests, as well as to reduce operating costs and provide for positive cash flows throughout 2010. As a result of these and other actions, and as more fully discussed in Note 13, the Bank has generated sufficient earnings since the end of 2009 to improve its Tier 1 Capital level to in excess of 4% which is considered by the Supervisory Authorities as undercapitalized, rather than significantly undercapitalized. Although there are no assurances, management believes that based on current projections, the Bank will be able to maintain this level of capital for 2010.

In addition, the Capital Committee of the Board of Directors continues to review various alternatives for increasing the Bank’s capital and has asked management to prepare the necessary documentation to use in an offering of common stock at such time, most likely in the second or third quarter of 2010, that it is deemed appropriate to offer common stock for sale to qualified investors. However, there can be no assurance that any offering of common stock will be successful in raising sufficient capital to return the Bank to the required capital levels.

3)	SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(in thousands)
Securities Available for Sale
December 31, 2009:
U.S. Government sponsored agencies	$29,581	$216	$(108)	$29,689
State and municipal securities	10,461	169	(85)	10,545
Mortgage-backed securities	30,710	1,284	(51)	31,943

	$70,752	$1,669	$(244)	$72,177

December 31, 2008:
U.S. Government sponsored agencies	$25,720	$343	$-	$26,063
State and municipal securities	6,035	94	(8)	6,121
Mortgage-backed securities	27,506	848	(82)	28,272

	$59,261	$1,285	$(90)	$60,456

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Securities Held to Maturity
December 31, 2009:
State and municipal securities	$695	$11	$(1)	$705

December 31, 2008:
State and municipal securities	$3,360	$15	$(26)	$3,349
Mortgage-backed securities	1	-	-	1

	$3,361	$15	$(26)	$3,350

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

3)	SECURITIES (Continued)

The amortized cost and fair value of debt securities as of December 31, 2009 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
(in thousands)
Due in one year or less	$3,863	$3,908	$170	$173
Due after one year through five years	18,050	18,219	525	532
Due after five years through ten years	15,368	15,376	-	-
After ten years	2,760	2,731	-	-
Mortgage-backed securities	30,710	31,943	-	-

	$70,751	$72,177	$695	$705

Securities with a carrying value of $21,170,000 at December 31, 2009 and $31,500,000 at December 31, 2008 were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities available for sale for the years ended December 31, 2009, 2008 and 2007.

During 2009, the Company recorded an impairment charge of $275,000 on capital stock in a failed financial institution which provided correspondent banking services to community banks.

Restricted equity securities are summarized as follows:

	December 31, 2009	December 31, 2008
(in thousands)
Federal Home Loan Bank stock	$1,266	$1,368
Correspondent Bank Stock	-	275

	$1,266	$1,643

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

3)	SECURITIES (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2009 and December 31, 2008 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(in thousands)
Securities Available for Sale
December 31, 2009
U. S. Government sponsored agencies	$5,888	$108	$-	$-
State and municipal securities	2,923	85	-	-
Mortgage-backed securities	2,019	51	-	-

Total temporarily impaired securities	$10,830	$244	$-	$-

December 31, 2008
U. S. Government sponsored agencies	$-	$-	$-	$-
State and municipal securities	198	8	-	-
Mortgage-backed securities	2,996	37	843	45

Total temporarily impaired securities	$3,194	$45	$843	$45

	Less Than 12 Months		12 Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(in thousands)
Securities Held to Maturity
December 31, 2009
U. S. Government sponsored agencies	$-	$-	$-	$-
State and municipal securities	-	-	249	1
Mortgage-backed securities	-	-	-	-

Total temporarily impaired securities	$-	$-	$249	$1

December 31, 2008
U. S. Government sponsored agencies	$-	$-	$-	$-
State and municipal securities	-	-	574	26
Mortgage-backed securities	-	-	-	-

Total temporarily impaired securities	$-	$-	$574	$26

The unrealized losses on the Company’s investment in state and municipal securities are caused by changes in interest rates. The Company’s investments in state and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009 and December 31, 2008.

The unrealized losses on the Company’s investment in both direct obligations of federal agencies and mortgage-backed securities guaranteed by federal agencies were also caused by

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

3) SECURITIES (Continued)

changes in interest rates. The contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2009 and December 31, 2008.

4)	LOANS

The composition of loans is summarized as follows:

	December 31,
	2009	2008
(in thousands)
Real estate-commercial
Owner occupied	$170,410	$155,815
Non-owner occupied	14,793	25,440
Real estate-construction	175,527	263,052
Real estate-1-4 family	54,332	61,980
Commercial	14,396	21,181
Consumer	5,468	6,209

	434,926	533,677
Deferred loan fees	(35)	(69)
Allowance for loan losses	(13,324)	(17,730)

Loans, net	$421,567	$515,878

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2009	2008	2007
(amounts in thousands)
Balance, beginning of year	$17,730	$7,657	$5,230
Provision for loan losses	39,168	24,286	2,959
Loans charged off	(43,697)	(14,220)	(550)
Recoveries of loans previously charged off	123	7	18

Balance, end of year	$13,324	$17,730	$7,657

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

4)	LOANS (Continued)

Included in certain loan categories in the impaired loans are troubled debt restructurings that were classified as impaired. At December 31, 2009, the Company had $853,000 in residential mortgages, $54,567,000 in construction loans and $11,335,000 in commercial real estate loans that were modified in troubled debt restructuring and impaired. In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $2,030,000 in residential mortgages, $9,107,000 in construction loans and $10,201,000 in commercial real estate loans at December 31, 2009.

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and loans past due ninety days or more. This summary excludes performing troubled debt restructurings.

	December 31, 2009	December 31, 2008	December 31, 2007
(amounts in thousands)
Impaired loans without a valuation reserve	$94,382	$47,637	$8,058
Impaired loans with a valuation reserve	20,334	46,767	29,487

Total impaired loans	$114,716	$94,404	$37,545

Valuation allowance related to impaired loans	$5,284	$12,496	$3,427
Average investment in impaired loans	105,966	68,561	15,671
Interest income recognized on impaired loans	206	875	-
Interest income recognized on a cash basis on impaired loans	68	4	-
Nonaccrual loans	101,558	77,804	32,744
Loans past due ninety days or more and still accruing interest	471	20,066	4,714

No additional funds are committed to be advanced in connection with impaired loans.

Included in real estate construction loans above, at December 31, 2009 are $158,731,000 of interest only loans of which 86% have interest due on at least a semiannual basis and 14% have interest due at maturity.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans (in thousands) for the year ended December 31, 2009 are as follows:

Balance, beginning of year	$125
Advances	113
Repayments	(75)

Balance, end of year	$163

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5)	FORECLOSED PROPERTIES

A summary of activity in foreclosed properties is as follows:

	Years Ended December 31,
	2009	2008
(in thousands)
Balance, beginning of year	$18,398	10,394
Loans transferred to foreclosed properties	43,466	14,111
Capitalized costs to properties	249	-
Cash sales proceeds	(8,360)	(1,944)
Financed sales	(248)	(928)
Loss on sale of properties	(1,219)	(324)
Impairment losses	(2,554)	(2,911)

Balance, end of year	$49,732	$18,398

Expenses applicable to foreclosed assets include the following:

	Years Ended December 31,
	2009	2008	2007
(in thousands)
Net loss on sales of real estate	$1,219	$324	$26
Impairment losses	2,554	2,911	-
Operating expenses, net of rental income	1,372	324	163

	$5,145	$3,559	$189

6)	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2009	2008
(in thousands)
Land	$2,674	$2,674
Buildings	10,447	10,436
Equipment	5,039	4,826

	18,160	17,936
Accumulated depreciation	(8,679)	(8,160)

	$9,481	$9,776

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

7)	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2009 and 2008 was $127,258,000 and $134,716,000 respectively. Brokered deposits totaled $63,980,000 and $44,795,000 at December 31, 2009 and 2008 respectively. The scheduled maturities of time deposits (in thousands) at December 31, 2009 are as follows:

2010	$276,728
2011	53,476
2012	25,083
2013	37,093
2014	9,975

$402,355

At December 31, 2009 and 2008, overdraft demand and savings deposits reclassified to loans totaled $51,000 and $179,000, respectively. Deposits from related parties held by the Bank at December 31, 2009 and 2008 amounted to $7,645,000 and $11,411,000 respectively. At December 31, 2009 the Company had deposits to one public depositor totaling $11,173,000.

8)	OTHER BORROWINGS

	December 31,
	2009	2008
(in thousands)
Advance from Federal Home Loan Bank with interest at 4.00%, payable monthly, with principal due April 19, 2010	$1,000	$1,000
Advance from Federal Home Loan Bank with interest at 3.16%, payable monthly, and principal due quarterly with a final principal payment due April 19, 2010	214	643
Treasury tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand	222	955

	$1,436	$2,598

Advances from the Federal Home Loan Bank are secured by securities with a carrying value of $3,440,000.

At December 31, 2009, the Company has an unused line of credit with the Federal Reserve Bank of Atlanta, secured by a portion of the Company’s commercial loan portfolio with a carrying value of $62,506,000. The amount of the line available for the Company’s use is approximately 34% of the amount pledged.

9)	EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

The Company has a noncontributory profit-sharing plan covering substantially all Bank employees. There were no contributions to the plan charged to expense during 2009 and 2008, and $344,500 was contributed and charged to expense during 2007.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

9)	EMPLOYEE BENEFIT PLANS (Continued)

401(k) Retirement Plan

The Company has a contributory 401(k) retirement plan covering substantially all employees. The Company matches 50% of an employee’s contribution up to a maximum amount equal to 4% of the contributing employee’s salary. Effective November 1, 2009, the Company suspended the matching of employee contributions. Matching contributions charged to expense during 2009, 2008, and 2007 amounted to $62,163, $84,325 and $89,518, respectively.

Deferred Compensation Plan

The Company has various deferred compensation agreements providing for retirement benefits for certain current and past officers. Amounts charged to expense under these agreements totaled $39,886, $59,844 and $56,320 for the years ended December 31, 2009, 2008 and 2007, respectively. Retirement benefits paid amounted to $26,570 and $26,574 for the years ended December 31, 2009 and 2008. Accrued deferred compensation of $653,546 and $640,230 is included in other liabilities as of December 31, 2009 and 2008, respectively.

10)	INCOME TAXES

The allocation of income tax expense (benefit) between current and deferred income taxes is as follows:

	Years Ended December 31,
	2009	2008	2007
(amounts in thousands)
Current
Federal	$(17,191)	$(3,526)	$6,105
State	(301)	(552)	533
Deferred
Federal	(735)	(3,523)	(1,542)
State	(486)	(941)	(261)
Valuation allowance	7,604	1,970	-

Income tax expense (benefit)	$(11,109)	$(6,572)	$4,835

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income (loss) before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2009	2008	2007
(amounts in thousands)
Income taxes (benefit) at federal statutory rate	$(16,717)	$(7,321)	$4,740
Tax-exempt interest	(62)	(109)	(124)
State income taxes (benefit)	(1,921)	(1,190)	117
Valuation allowance	7,604	1,970	-
Surtax exemption	230	(98)	(23)
Other items, net	(243)	176	125

Income tax expense (benefit)	$(11,109)	$(6,572)	$4,835

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

10)	INCOME TAXES (Continued)

The components of the net deferred tax assets, included in other assets, are as follows:

	December 31,
	2009	2008
(amounts in thousands)
Deferred tax assets:
Loan loss reserves	$5,154	$6,858
Net operating loss carryforward	1,463	-
Deferred compensation	253	248
Deferred loan fees	14	26
Foreclosed properties expense	1,915	929
Unused state tax credits	819	333
Contributions	3	3

	9,621	8,397
Valuation allowance	(9,089)	(1,970)

	532	6,427

Deferred tax liabilities:
Securities available for sale	485	406
Depreciation	47	44

	532	450

Net deferred tax assets	$-	$5,977

The increase in the valuation allowance of $7,119,000 plus the derecognition of deferred tax liabilities of $485,000 related to securities available for sale equals the income statement valuation allowance tax expense effect of $7,604,000.

At December 31, 2009, the Company had state net operating loss carryforwards of approximately $35,192,000 that begin to expire in 2030 if not previously utilized and $482,000 in federal net operating loss carryforwards that being to expire in 2030 if not previously utilized.

11)	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

11)	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31, 2009	December 31, 2008
(in thousands)
Standby letters of credit	$2,671	$6,259
Commitments to extend credit	36,236	68,194

	$38,907	$74,453

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

At December 31, 2009 and 2008, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. For the year ended December 31, 2009, the Company was required to fund four different financial standby letters of credit totaling $1,013,000. Of that amount $1,000,000 is a performing loan and the remainder was deemed uncollectible. The Company did not incur any losses on financial standby letters of credit for the year ended December 31, 2008 or 2007.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings and actions to protect its interests in collateral supporting its loans. In the opinion of management, any liability or loss resulting from such proceedings or outcomes of such actions would not have a material adverse effect on the Company’s financial statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

12)	CONCENTRATIONS OF CREDIT RISK

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-five percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Additionally, forty percent of the Company’s loan portfolio is concentrated in real estate construction loans. Accordingly, the ultimate collectability of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Bank, as a matter of state law, does not generally extend additional credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $5,400,000. Subsequent to year end, the State of Georgia enacted new legislation that has been signed into law by the governor which allows banks to renew existing debt that would exceed the statutory capital limit subject to certain limitations.

13)	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2009, no dividends could be declared without prior regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined.

As a result of examination findings in mid 2009 by the Supervisory Authorities, it is anticipated that the Bank’s Directors will enter into a Consent Order (the “Order”) with the Supervisory Authorities to improve the condition of the Bank. Specifically, the Order as currently contemplated requires: increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio; adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13)	REGULATORY MATTERS (Continued)

ratio of not less than 10%; establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits; prior Supervisory Authority approval to pay cash dividends or Board of Director compensation; and adoption of an annual strategic plan and budget. The Order also will establish both a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order. Most of the provisions of the proposed Order are already being addressed by management, thus it is not contemplated that the Order will significantly change how the Bank is currently being operated. However, there can be no assurance that the bank will be successful in meeting all of the requirements of the Order.

If the Bank fails to adequately address, or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order. An ongoing failure to adequately address or make substantial progress towards addressing the concerns of our regulators could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as significantly undercapitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. Following December 31, 2009, and prior to the issuance of this report, the Bank generated sufficient earnings to achieve a capital level for Tier 1 Risk Based Capital and Tier 1 Leverage Capital that would qualify as adequately capitalized under the prompt corrective action framework. Because the Bank’s Total Risk Based Capital ratio does not meet the level to be considered adequately capitalized however, the Bank is considered, under the prompt corrective action framework, undercapitalized as the lowest ratio determines the regulatory category. Prompt corrective action provisions are not applicable to bank holding companies.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(in thousands)
As of December 31, 2009
Total Risk-Based Capital
Consolidated	$28,233	5.55%	$40,713	8.00%	N/A	N/A
Bank	$28,053	5.51%	$40,702	8.00%	$50,877	10.00%
Tier I Risk-Based Capital
Consolidated	$21,902	4.30%	$20,356	4.00%	N/A	N/A
Bank	$21,722	4.27%	$20,351	4.00%	$30,526	6.00%
Tier I Leverage Capital
Consolidated	$21,902	3.38%	$25,917	4.00%	N/A	N/A
Bank	$21,722	3.35%	$25,910	4.00%	$32,387	5.00%

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13)	REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(in thousands)
As of December 31, 2008
Total Risk-Based Capital
Consolidated	$65,778	11.59%	$45,408	8.00%	N/A	N/A
Bank	$65,541	11.55%	$45,396	8.00%	$56,745	10.00%
Tier 1 Risk-Based Capital
Consolidated	$58,554	10.32%	$22,704	4.00%	N/A	N/A
Bank	$58,317	10.28%	$22,698	4.00%	$34,047	6.00%
Tier I Leverage Capital
Consolidated	$58,554	8.43%	$27,786	4.00%	N/A	N/A
Bank	$58,317	8.40%	$27,780	4.00%	$34,725	5.00%

14)	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14)	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Level 1 Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Interest-Bearing Deposits in Banks and Federal Funds Sold:  The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities:  Where quoted prices are available in an active market, the securities are classified within level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, fair values are estimated using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include obligations of Government Sponsored Entities (“GSE”), corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, those securities are classified in level 3.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14)	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Loans:  For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securities securitization transactions, adjusted for differences in loan characteristics. Fair value for other loans (for example, commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities:  The fair values disclosed for demand deposits (for example, interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings:  The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Accrued Interest:  The carrying amounts of accrued interest approximate fair value.

Off-balance Sheet Credit-Related Instruments:  Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14)	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis:  Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
(in thousands)
Assets
Securities available for sale	1,211	70,966	-	72,177
Loans held for sale	-	499	-	499

Total assets at fair value	$1,211	$71,465	$-	$72,676

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
	(in thousands)
Assets
Securities available for sale	320	60,136	-	60,456
Loans held for sale	-	-	-	-

Total assets at fair value	$320	$60,136	$-	$60,456

Assets Measured at Fair Value on a Nonrecurring Basis:  Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the nonrecurring fair value changes made to financial instruments carried on the consolidated balance sheet by caption for the years ended December 31.

	2009 Fair Value Changes Based On:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
(in thousands)
Impaired loans	$-	$22,013	$20,149	$42,162
Foreclosed assets	-	42	2,512	2,554

Total	$-	$22,055	$22,661	$44,716

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14)	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

	2008 Fair Value Changes Based On:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
(in thousands)
Impaired loans	$-	$-	$14,962	$14,962
Foreclosed assets	-	-	2,900	2,900

Total	$-	$-	$17,862	$17,862

In accordance with the provisions of the loan impairment guidance (FASB ASC 310-10-35), individual loans and foreclosed properties with level 2 carrying amounts of $63,034,000 and $27,369,000, respectively, were written down to their fair values of $41,021,000 and $27,327,000, resulting in impairment charges to earnings in 2009 of $22,013,000 and $42,000, respectively. Individual loans and foreclosed properties with level 3 carrying amounts of $61,763,000 and $24,917,000, respectively, were written down to their fair values of $41,614,000 and $22,405,000, resulting in impairment charges to earnings in 2009 of $20,149,000 and $2,512,000. Fair values for impaired loans are estimated using the present value of expected cash flows discounted at the loans effective interest rate or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value, less estimated disposal costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed assets as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14)	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
(in thousands)
Financial assets:
Cash, interest-bearing deposits in banks,and federal funds sold	$38,222	$38,222	$29,839	$29,839
Securities available for sale	72,177	72,177	60,456	60,456
Securities held to maturity	695	705	3,361	3,350
Restricted equity securities	1,266	1,266	1,643	1,643
Loans held for sale	499	499	-	-
Loans, net	421,567	425,531	515,878	520,205
Accrued interest receivable	2,222	2,222	3,164	3,164

Financial liabilities:
Deposits	$586,101	$595,438	$590,476	$599,315
Other borrowings	1,436	1,478	2,598	2,600
Accrued interest payable	2,116	2,116	2,701	2,701

15)	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2009 and 2008 and statements of operations and cash flows of Henry County Bancshares, Inc. for the years ended December 31, 2009, 2008 and 2007.

CONDENSED BALANCE SHEETS

	December 31,
	2009	2008
(in thousands)
Assets
Cash	$48	$90
Investment in subsidiaries	23,147	59,105
Premises and equipment	136	141
Other assets	-	20

Total assets	$23,331	$59,356

Liabilities and Stockholders’ Equity
Other liabilities	$4	$13
Stockholders’ equity	23,327	59,343

Total liabilities and stockholders’ equity	$23,331	$59,356

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

15)	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008	2007
(in thousands)
Income
Dividends from bank subsidiary	$-	$2,136	$4,256
Rental income	14	13	12

Total income	14	2,149	4,268

Expense
Depreciation	5	6	6
Other expenses	67	58	52

Total expenses	72	64	58

Earnings (loss) before income tax benefits and equity in undistributed earnings (loss) of subsidiaries	(58)	2,085	4,210
Income tax benefits	-	(20)	(18)

Earnings (loss) before equity in undistributed earnings (loss) of subsidiaries	(58)	2,105	4,228
Equity in undistributed earnings (loss) of subsidiaries	(36,594)	(16,452)	4,481

Net earnings (loss)	$(36,652)	$(14,347)	$8,709

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
(in thousands)
OPERATING ACTIVITIES
Net earnings (loss)	$(36,652)	$(14,347)	$8,709
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	5	6	6
Undistributed earnings (loss) of subsidiaries	36,594	16,452	(4,481)
Net other operating activities	11	(41)	(2)

Net cash (used in) provided by operating activities	(42)	2,070	4,232

FINANCING ACTIVITIES
Dividends paid	-	(2,137)	(4,006)
Reissuance of treasury stock	-	-	131
Purchase of treasury stock	-	(61)	(1,093)

Net cash used in financing activities	-	(2,198)	(4,968)

Net decrease in cash	(42)	(128)	(736)
Cash at beginning of year	90	218	954

Cash at end of year	$48	$90	$218

APPENDIX C

HENRY COUNTY BANCSHARES, INC.

2010 RESTRICTED STOCK GRANT PLAN

ARTICLE I

DEFINITIONS

The terms used in this 2010 Restricted Stock Grant Plan (the “Plan”) shall, unless otherwise indicated or required by the particular context, have the following meaning:

1.1	Board. The “Board” is the Board of Directors of the Company.

1.2	Common Stock. “Common Stock” is the Company’s $.10 par value of common stock.

1.3

Company. The “Company” is Henry County Bancshares, Inc., a Georgia corporation, and, except as otherwise provided in Paragraphs 1.09 and 6.6 with respect to a Subsidiary that ceases to be such under the circumstances therein described, any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.4	Director. A “Director” is a member of the Board of Directors of the Company or its Subsidiary.

1.5	Executive Employee. An “Executive Employee” is a full-time permanent employee of the Company or one of its Subsidiaries, who is employed in an executive capacity.

1.6	Fair Market Value. “Fair Market Value” is the price determined by the Board of Directors on the date the Board grants a Restricted Stock Award to a particular Recipient.

1.7	Plan Period. The “Plan Period” is the period commencing May , 2010, and ending May , 2020.

1.8	Recipient. A “Recipient” is an Executive Employee or Director designated by the Board to receive a Restricted Stock Award under and pursuant to the terms of this Plan.

1.9	Restricted Stock Award. A “Restricted Stock Award” is an award of shares of Common Stock upon and subject to the terms, restrictions, and conditions of this Plan.

1.10

Subsidiary. A “Subsidiary” is any corporation at least a majority of whose securities having ordinary voting power for the election of directors, is at the time owned by the Company and/or one or more Subsidiaries.

1.11	Termination. “Termination” is the ceasing to be an employee of the Company or one of its Subsidiaries, irrespective of cause or reason, including death, permanent total disability, or retirement.

ARTICLE II

PURPOSE AND POWER

2.1 Purposes. This Plan is being adopted for the purpose of establishing incentives designed to recognize, reward and retain Executive Employees whose performance, contribution and skills are critical to the Company; provide Executive employees and Directors the opportunity to exchange existing deferred compensation plan payment obligations and director fees for restricted stock instead of cash; and to promote the increased ownership of Common Stock among Executive Employees of the Company and its Subsidiaries in order to increase their proprietary interest in the Company’s business.

2.2 Eligibility. Only Executive Employees and Directors shall be eligible to receive Restricted Stock Awards under this Plan. Determinations as to which Directors and Executive Employees may become Recipients as well as the amount and time of Restricted Awards shall be made by the Board.

ARTICLE III

ADMINISTRATION OF PLAN

3.1 General authority. The Plan shall be administered by the Board. Without limiting the generality of the foregoing, but subject to the provisions of Paragraph 6.6, the Board shall have full and final authority in its discretion to:

(a) interpret conclusively the provisions of this Plan and decide all questions of fact arising in its applications;

(b) adopt, amend and rescind rules and regulations relating to this Plan;

(c) determine the Directors and Executive Employees to whom Restricted Stock Awards shall be made and the amount of each such Restricted Stock Award; and

(d) make any other determinations it deems necessary or advisable, subject only to those determinations which may be reserved to the Board.

ARTICLE IV

SHARES SUBJECT TO PLAN

4.1 Maximum amount available. The maximum number of shares of Common Stock which may be subject to Restricted Stock Awards hereunder is 750,000 shares of the $.10 par value common stock of the Company.

4.2 Adjustments. The Restricted Stock Awards (and the shares of Common Stock represented thereby) shall be adjusted by the Board, but only in order to prevent dilution or enlargement of such awards in the event of a stock dividend, stock split-up or share combination, exchange of shares, recapitalization, merger, consolidation, acquisition of property or shares, separation, reorganization, liquidation, or the like of or by the Company.

ARTICLE V

TERMS OF PARTICIPATION

5.1 Restricted stock awards. Restricted Stock Awards may be made prior to May    , 2020. Such awards may be made to any Director or Executive Employee, regardless of whether prior Restricted Stock Awards have been made to such person.

5.2 Notice. The Board shall promptly provide each Recipient with written notice setting forth:

(a) the amount of the Restricted Stock Award;

(b) the Fair Market Value of the shares of Common Stock awarded; and

(c) such other terms and conditions relevant thereto as may be considered appropriate by the Board.

5.3 Government and other regulations. The obligations of the Company to issue or transfer Common Stock awarded pursuant hereto are subject to:

(a) compliance with all applicable governmental rules and regulations, and administrative action;

(b) the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Company; and

(c) the satisfaction of any listing requirements (or authority for listing upon official notice of issuance) for each stock exchange on which outstanding shares of the same class may then be listed.

5.4 Restrictions on transfer. The shares of common Stock awarded pursuant to this Plan are subject to the following restrictions:

(a) Stock certificates evidencing such shares shall be issued in the sole name of the Recipient (but shall be held by the Company until the restrictions shall have lapsed in accordance herewith) and shall bear a legend which, in part, shall provide that:

“The shares of Henry County Bancshares, Inc. Common Stock evidenced by this certificate are subject to the terms and restrictions of the Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan; such shares are subject to forfeiture or cancellation under the terms of said Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which is available from Henry County Bancshares, Inc. upon request.”

(b) No such shares maybe sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated, unless, until and then only to the extent that said restriction shall have lapsed in accordance with Paragraph 5.5 hereof.

5.5 Lapse of restriction. The restrictions in Paragraph 5.4(b) hereof shall lapse upon the date of approval of the Plan by the Company’s stockholders. Subject to the provisions of Article VI, the restrictions contained in Paragraph 5.4(a) and (b) hereof shall lapse as follows:

(a) Said restrictions shall lapse with respect to the shares awarded pursuant to a Restricted Stock Award, on the date three years after the Restricted Stock Award is made, but only if on the date the restrictions are to lapse the Recipient has been an employee of the Company continuously from the time of the Restricted Stock Award to such date of lapse. Temporary leaves of absence which are approved by the Company shall not be considered a break in that employee’s continuous employment with the Company. The purpose of the restrictions is to provide an incentive to each Recipient to remain with the Company or one of its Subsidiaries and to perform assigned tasks and responsibilities in a manner consistent with the best interests of the Company and its stockholders.

(b) The Board may at any time in its sole discretion accelerate or waive all or any portion of restrictions remaining in respect of the Restricted Stock Award. This right may be exercised for any or all Recipients.

(c) In the event of the Recipient’s death, permanent total disability, or retirement, the Board may, in its discretion, elect to waive all or any portion of the restrictions remaining in respect of the Restricted Stock Award.

(d) Risk of forfeiture under Section 5.6 shall terminate with respect to all Shares upon the occurrence of any of the following: (1) any merger, consolidations, reorganization, division or other corporate transaction in which the Common Stock is converted into another security or into the right to receive securities or property of the Company or of any other entity, other than a transaction where the holders of all of the Company’s securities before the transaction own substantially all of the securities of the surviving entity in the transaction (e.g., a merger to change domicile would not trigger termination of rights); (2) the Company’s sale of all or substantially all of its assets, or liquidation of all or substantially all of its assets, or (3) a change of control of the Company, which for example, but not by way of limitation, shall be deemed to have occurred (i) upon the accumulation by any person of beneficial ownership of voting securities of the Company in excess of ten percent (10%) of the then-outstanding voting securities other than share holders with more than ten percent (10%) of the Company Stock on May    , 2010, or (ii) by the removal at one time by the vote of shareholders of one half or more of the members of the Company’s Board of Directors.

5.6 Effect of termination. Except as otherwise provided in Article VI, in the event of Termination, all shares still subject to the restrictions hereof shall be returned to or canceled by the Company and shall be deemed to have been forfeited by the Recipient, unless and then only to the extent the Compensation Committee shall, in its sole discretion, elect in writing to waive said return and forfeiture in accordance with Paragraph 5.5(b) or (c) hereof.

5.7 Rights as stockholder. Upon issuance of the stock certificates evidencing the Restricted Stock Award and subject to the restrictions contained in Paragraph 5.4 hereof, the Recipient shall have all the rights of a stockholder of the Company with respect to the shares of Common Stock represented by said Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, except the Company at its discretion may hold possession of the share certificates with a blank stock power signed by Recipient to enforce the restriction in the shares.

ARTICLE VI

MISCELLANEOUS TERMS

6.1 Termination and amendment. The Board may terminate or amend the Plan at any time, except that Restricted Stock Awards then outstanding shall not be adversely affected thereby without the written consent of the respective Recipients holding such Awards.

The Plan shall not be effective unless approved by the shareholders of the Company at the annual shareholders meeting in 2010.

6.2 Limitation of liability of the company. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any employee of the Company or any of its Subsidiaries any right to be granted any awards other than at the sole discretion of the Board;

(b) give any Recipient any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

(c) limit in any way the right of the Company or its Subsidiaries to terminate the employment of any Recipient at any time; or

(d) be evidence of any agreement or understanding, express or implied, that the Company or any of its Subsidiaries will employ any Recipient in any particular position, at any particular rate of compensation, or for any particular period of time.

6.3 Non-exclusivity of the plan. Nothing contained herein is intended to amend, modify or rescind any previously approved compensation plans or programs entered into by the Company or any of its Subsidiaries. This Plan shall be in addition to any and all such plans or programs. The adoption of this Plan by the Board shall not be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable.

6.4 Effective date of the plan. The Plan shall be deemed effective as of May     , 2010.

6.5 Headings. The headings of the Articles and their subparts in this Plan are for convenience of reading only and are not meant to be of substantive significance and shall not add or detract from the meaning of such Article or subpart.

6.6 Other provisions. The following provisions are also in effect hereunder.

(a) All expenses of administering the Plan shall be borne by the Company.

(b) No person shall have any claim or right to receive an award if, in the opinion of counsel, such receipt conflicts with law or is opposed to public policy.

(c) The place of administration of the Plan shall be conclusively deemed to be within the State of Georgia, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations and the rights of any and all personnel having or claiming to have an interest herein or hereunder shall be governed by and determined exclusively and solely in accordance with the laws of the State of Georgia.

(d) This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company or any Subsidiary and any such successor or assign shall absolutely and unconditionally assume all of the Company’s and each Subsidiary’s obligations hereunder.

(e) Restricted Stock Grant Awards shall be made pursuant to the form of Restricted Stock Grant Agreement attached hereto as Exhibit “A.”

IN WITNESS WHEREOF, the Company has executed the foregoing Plan by and through its duly authorized officers this     day of May, 2010.

HENRY COUNTY BANCSHARES, INC.

By:
David H. Gill, President and CEO

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF

HENRY COUNTY BANCSHARES, INC.

TO BE HELD ON MAY 18, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David H. Gill and William C. Strom, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Henry County Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281, on May 18, 2010 at 6:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “FOR” Proposal No. 1 to elect the ten identified directors to serve on the Board of Directors each for a one year term. (ii) “FOR” Proposal No. 2 to approve the Amendment to the Articles of Incorporation, and (iii) “FOR” Proposal No. 3 to approve the 2010 Restricted Stock Grant Plan.

1.	PROPOSAL to elect the ten identified directors to serve for a one year term.

Paul J. Cates, Jr.	Edwin C. Kelley, Jr.	Ronald M. Turpin
H. K. Elliott, Jr.	Mary Lynn E. Lambert	James C. Waggoner
G. R. Foster, III	William C. Strom, Jr.	Phillip H. Cook
David H. Gill

☐	FOR all nominees listed	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary)		to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees’ name(s) in the space provided below.

2.	PROPOSAL to approve the Amendment to the Articles of Incorporation of the Company.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	PROPOSAL to approve the Henry County Bancshares, Inc. 2010 Restricted Stock Grant Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated: , 2010

Signature of Shareholder

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Signature of Shareholder

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Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.